UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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Wisconsin Power and Light Company

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SEC 1913 (3-99)

YOUR VOTE IS IMPORTANT

Wisconsin

Power and Light

Company

NOTICE OF 2003 ANNUAL MEETING

PROXY STATEMENT AND

2002 ANNUAL REPORT

WISCONSIN POWER AND LIGHT COMPANY

ANNUAL MEETING OF SHAREOWNERS

DATE:	June 5, 2003
TIME:	1:00 PM, Central Daylight Savings Time
LOCATION:	Wisconsin Power and Light Company Seine Conference Room (1R 440) 4902 North Biltmore Lane Madison, Wis.

SHAREOWNER INFORMATION NUMBERS

LOCAL CALLS (Madison, Wis., Area)	608-458-3110
TOLL FREE NUMBER	800-356-5343

Wisconsin Power and Light Company
4902 North Biltmore Lane
P. O. Box 2568
Madison, WI 53701-2568
Phone: 608.458.3110

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Wisconsin Power and Light Company Shareowner:

On Thursday, June 5, 2003, Wisconsin Power and Light Company (the “Company”) will hold its 2003 Annual Meeting of Shareowners at the office of Alliant Energy Corporation, 4902 North Biltmore Lane, Seine Meeting Room, Madison, Wis. The meeting will begin at 1:00 p.m. Central Daylight Savings Time.

Only the sole common stock shareowner, Alliant Energy Corporation, and preferred shareowners who owned stock at the close of business on April 15, 2003, may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, the Company’s shareowners will:

1.	Elect three Directors for terms expiring at the 2006 Annual Meeting of Shareowners; and

2.	Attend to any other business properly presented at the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

Please sign and return the enclosed proxy card as soon as possible.

The Company’s 2002 Annual Report appears as Appendix B to this proxy statement. The proxy statement and Annual Report have been combined into a single document to improve the effectiveness of our financial communication and to reduce costs, although the Annual Report does not constitute a part of the proxy statement.

Any Wisconsin Power and Light Company preferred shareowner who desires to receive a copy of the Alliant Energy Corporation 2002 Annual Report to Shareowners may do so by calling the Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement or writing to the Company at the address shown above.

By Order of the Board of Directors,
F. J. Buri
Corporate Secretary

Dated and mailed on or about April 22, 2003

QUESTIONS AND ANSWERS

1. Q:	Why am I receiving these materials?
A:	The Board of Directors of Wisconsin Power and Light Company (the “Company”) is providing these proxy materials to you in connection with the Company’s Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on Thursday, June 5, 2003. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the matters described in this proxy statement.

2. Q:	What is Wisconsin Power and Light Company and how does it relate to Alliant Energy Corporation?
A:	The Company is a subsidiary of Alliant Energy Corporation (“AEC”), a public utility holding company whose other primary first tier subsidiaries include Interstate Power and Light Company (“IP&L”), Alliant Energy Resources, Inc. (“AER”) and Alliant Energy Corporate Services, Inc. (“Alliant Energy Corporate Services”).

3. Q:	Who is entitled to vote at the Annual Meeting?
A:	Only shareowners of record at the close of business on April 15, 2003, are entitled to vote at the Annual Meeting. As of the record date, 13,236,601 shares of common stock (owned solely by AEC) and 1,049,225 shares of preferred stock, in seven series (representing 599,630 votes), were issued and outstanding. Each share of Company common stock and Company preferred stock, with the exception of the 6.50% Series, is entitled to one vote per share. The 6.50% Series of Company preferred stock is entitled to ¼ vote per share.

4. Q:	What may I vote on at the Annual Meeting?
A:	You may vote on the election of three nominees to serve on the Company’s Board of Directors for terms expiring at the Annual Meeting of Shareowners in the year 2006.

5. Q:	How does the Board of Directors recommend I vote?
A:	The Board of Directors recommends that you vote your shares FOR each of the listed Director nominees.

6. Q:	How can I vote my shares?
A:	You may vote either in person at the Annual Meeting or by appointing a proxy. If you desire to appoint a proxy, then sign and date each proxy card you receive and return it in the envelope provided. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

7. Q:	How are votes counted?
A:	In the election of Directors, you may vote FOR all of the Director nominees or your vote may be WITHHELD with respect to one or more nominees. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all listed Director nominees.

8. Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Providing written notice to the Corporate Secretary of the Company and voting in person at the Annual Meeting; or
•	Appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.

9. Q:	What does it mean if I get more than one proxy card?
A:	If your shares are registered differently and are in more than one account, then you will receive more than one card. Be sure to vote all of your accounts to ensure that all of your shares are voted. The Company encourages you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting the Company’s Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement.

10. Q:	Who may attend the Annual Meeting?
A:	All shareowners who owned shares of the Company’s common and preferred stock on April 15, 2003, may attend the Annual Meeting. You may indicate on the enclosed proxy card your intention to attend the Annual Meeting and return it with your signed proxy.

11. Q:	How will voting on any other business be conducted?
A:	The Board of Directors of the Company does not know of any business to be considered at the 2003 Annual Meeting other than the election of three Directors. If any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to William D. Harvey, the Company’s President, and F. J. Buri, the Company’s Corporate Secretary, to vote on such matters in their discretion.

12. Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the Annual Meeting. You may also call our Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement for the results. The Company will also publish the final results in its Quarterly Report on Form 10-Q for the second quarter of 2003 to be filed with the Securities and Exchange Commission (“SEC”).

13. Q:	When are shareowner proposals for the 2003 Annual Meeting due?
A:	All shareowner proposals to be considered for inclusion in the Company’s proxy statement for the 2004 Annual Meeting must be received at the principal office of the Company by Dec. 23, 2003. In addition, any shareowner who intends to present a proposal from the floor at the 2004 Annual Meeting must submit the proposal in writing to the Corporate Secretary of the Company no later than March 8, 2004.

14. Q:	Who are the independent auditors of the Company and how are they appointed?
A:	Deloitte & Touche LLP audited the financial statements of the Company for the year ended Dec. 31, 2002, and re-audited the financial statements of the Company for the years ended Dec. 31, 2001, and Dec 31, 2000. Representatives of Deloitte & Touche LLP are not expected to be present at the meeting. The Audit Committee of the Board of Directors expects to appoint the Company’s independent auditors for 2003 later in the year.

On June 12, 2002, the Board of Directors of the Company, upon the recommendation of the Audit Committee, dismissed Arthur Andersen LLP as the Company’s independent auditors and contracted with Deloitte & Touche LLP to serve as its independent auditors for 2002. Arthur Andersen’s reports on the Company’s consolidated financial statements for the years ended Dec. 31, 2002, and Dec. 31, 2000, did not contain an adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During the years ended Dec. 31, 2001, and Dec. 31, 2000, and the subsequent interim period, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of the accounting firm, would have caused it to make a reference to the subject matter of such disagreements in connection with its reports.

15. Q:	Who will bear the cost of soliciting proxies for the Annual Meeting?
A:	The Company will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company’s officers and employees who will not receive any additional compensation for these solicitation activities. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy materials to their principals.

16. Q:	How can I obtain a copy of the Company’s Annual Report on Form 10-K?
A:	The Company will furnish without charge, to each shareowner who is entitled to vote at the Annual Meeting and who makes a written request, a copy of the Company’s Annual Report on Form 10-K (without exhibits) as filed with the SEC. Written requests for the Form 10-K should be mailed to the Corporate Secretary of the Company at the address on the first page of this proxy statement.

17. Q:	If more than one shareowner lives in my household, how can I obtain an extra copy of this proxy statement and Annual Report?
A:	Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareowners that hold their stock through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of the Company’s 2002 Annual Report and proxy statement. Upon written or oral request, the Company will deliver a separate copy of the 2002 Annual Report and proxy statement to any shareowner at a shared address to which a single copy of each document was delivered. You may notify the Company of your request by calling or writing the Company’s Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement or at the address of the Company.

ELECTION OF DIRECTORS

Three Directors will be elected this year for terms expiring in 2006. The nominees for election as recommended by the Nominating and Governance Committee of the Company’s Board of Directors are: Erroll B. Davis, Jr., Robert W. Schlutz and Wayne H. Stoppelmoor. Each of the nominees is currently serving as a Director of the Company. Each person elected as Director will serve until the Annual Meeting of Shareowners of the Company in 2006 or until his successor has been duly elected and qualified.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of Directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the Director nominees and continuing Directors follow. These biographies include their age (as of Dec. 31, 2002), an account of their business experience and the names of publicly held and certain other corporations of which they are also Directors. Except as otherwise indicated, each nominee and continuing Director has been engaged in his or her present occupation for at least the past five years.

NOMINEES

ERROLL B. DAVIS, JR.	Director Since 1984
Age 58	Nominated Term Expires in 2006

Mr. Davis joined the Company in 1978 and served as President of the Company from 1987 until 1998. He was elected Chief Executive Officer of the Company in 1988. Mr. Davis has been President and Chief Executive Officer of AEC since 1990. He was elected Chairman of the Board of the Company and AEC in 2000. Mr. Davis has also served as Chief Executive Officer of AER and IP&L (or predecessor companies) since 1998. He is a member of the Boards of Directors of BP p.l.c.; PPG Industries, Inc.; Electric Power Research Institute; and the Edison Electric Institute, where he also serves as Chairman. Mr. Davis has served as a Director of AEC since 1982, of AER since 1988 and of IP&L (or predecessor companies) since 1998.

ROBERT W. SCHLUTZ	Director Since 1998
Age 66	Nominated Term Expires in 2006

Mr. Schlutz is President of Schlutz Enterprises, a diversified farming and retailing business in Columbus Junction, Iowa. Mr. Schlutz has served as a Director of IP&L (or predecessor companies) since 1989 and of AEC and AER since 1998. Mr. Schlutz is Chairperson of the Environmental, Nuclear, Health and Safety Committee.

WAYNE H. STOPPELMOOR	Director Since 1998
Age 68	Nominated Term Expires in 2006

Mr. Stoppelmoor served as Vice Chairman of the Board of the Company and AEC from April 1998 until April 2000. Prior to 1998, he was Chairman, President and Chief Executive Officer of Interstate Power Company, a predecessor to IP&L. He retired as Chief Executive Officer of Interstate Power Company in 1997. Mr. Stoppelmoor has served as a Director of IP&L (or predecessor companies) since 1986 and of AEC and AER since 1998.

The Board of Directors unanimously recommends a vote FOR all nominees for election as Directors.

CONTINUING DIRECTORS

ALAN B. ARENDS	Director Since 1998
Age 69	Term Expires in 2005

Mr. Arends is Chairman of the Board of Directors of Alliance Benefit Group Financial Services Corp., Albert Lea, Minn., an employee benefits company that he founded in 1983. He has served as a Director of IP&L (or predecessor companies) since 1993 and of AEC and AER since 1998.

JACK B. EVANS	Director Since 2000
Age 54	Term Expires in 2004

Mr. Evans is a Director and since 1996 has served as President of The Hall-Perrine Foundation, a private philanthropic corporation in Cedar Rapids, Iowa. Previously, Mr. Evans was President and Chief Operating Officer of SCI Financial Group, Inc., a regional financial services firm. Mr. Evans is a Director of Gazette Communications, the Federal Reserve Bank of Chicago and Nuveen Institutional Advisory Corp., and Vice Chairman and a Director of United Fire and Casualty Company. Mr. Evans has served as a Director of AEC, IP&L (or predecessor companies) and AER since 2000. Mr. Evans is Chairperson of the Audit Committee.

KATHARINE C. LYALL	Director Since 1986
Age 61	Term Expires in 2005

Ms. Lyall is President of the University of Wisconsin System in Madison, Wis. In addition to her administrative position, she is a professor of economics at the University of Wisconsin-Madison. She serves on the Boards of Directors of the Kemper National Insurance Companies, M&I Corporation and the Carnegie Foundation for the Advancement of Teaching. Ms. Lyall has served as a Director of AEC and AER since 1994 and of IP&L (or predecessor companies) since 1998.

SINGLETON B. McALLISTER	Director Since 2001
Age 50	Term Expires in 2005

Ms. McAllister is a partner with Patton Boggs LLP, a Washington D.C.-based law firm. From 1996 until early 2001, Ms. McAllister was General Counsel for the United States Agency for International Development. She was also a partner at Reed, Smith, Shaw and McClay where she specialized in government relations and corporate law. Ms. McAllister has served as a Director of AEC, IP&L (or predecessor companies) and AER since 2001.

DAVID A. PERDUE	Director Since 2001
Age 53	Term Expires in 2004

Mr. Perdue was named Chief Executive Officer and a Director of Dollar General Corporation, a retail sales organization headquartered in Goodlettsville, Tenn., in April 2003. Prior to this position, he served as Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company located in Kannapolis, N. C., from July 2002 to March 2003. Prior to this position, he was President and Chief Executive Officer of the Reebok Brand for Reebok International Limited. Prior to joining Reebok in 1998, he was Senior Vice President of Operations at Haggar, Inc. Mr. Perdue has served as a Director of AEC, IP&L (or predecessor companies) and AER since 2001.

JUDITH D. PYLE	Director Since 1994
Age 59	Term Expires in 2004

Ms. Pyle is Vice Chair of The Pyle Group, a financial services company located in Madison, Wis. Prior to assuming her current position, Ms. Pyle served as Vice Chairman and Senior Vice President of Corporate Marketing of Rayovac Corporation (a battery and lighting products manufacturer), Madison, Wis. In addition, Ms. Pyle is Vice Chairman of Georgette Klinger, Inc., and a Director of Uniek, Inc. Ms. Pyle has served as a Director of AEC and AER since 1992 and of IP&L (or predecessor companies) since 1998. Ms. Pyle is Chairperson of the Compensation and Personnel Committee.

ANTHONY R. WEILER	Director Since 1998
Age 66	Term Expires in 2005

Mr. Weiler is a consultant for several home furnishings organizations. Prior to assuming his current position, Mr. Weiler had been a Senior Vice President for Heilig-Meyers Company, a national furniture retailer headquartered in Richmond, Va. He is a Director of the Retail Home Furnishings Foundation. Mr. Weiler has served as a Director of IP&L (or predecessor companies) since 1979 and of AEC and AER since 1998. Mr. Weiler is Chairperson of the Nominating and Governance Committee.

MEETINGS AND COMMITTEES OF THE BOARD

The full Board of Directors has standing Audit; Compensation and Personnel; Environmental, Nuclear, Health and Safety; Nominating and Governance; and Capital Approval Committees. The following is a description of each of these committees:

Audit Committee

The Audit Committee held four joint meetings (the Company, AEC, IPL and AER) in 2002. The Committee currently consists of J. B. Evans (Chair), A. B. Arends, K. C. Lyall, S. B. McAllister and D. A. Perdue. The Audit Committee is responsible for assisting Board oversight of: (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee is also responsible for the appointment, termination, compensation and oversight of the Company’s independent auditors.

Compensation and Personnel Committee

The Compensation and Personnel Committee held six joint meetings in 2002. The Committee currently consists of J. D. Pyle (Chair), A. B. Arends, J. B. Evans and D. A. Perdue. This Committee sets executive compensation policy, administers the AEC Long-Term Incentive Program, reviews the performance of and approves salaries for certain officers and certain other management personnel, reviews and recommends to the Board new or changed employee benefit plans, reviews major provisions of negotiated employment contracts, and reviews human resource development programs.

Environmental, Nuclear, Health and Safety Committee

The Environmental, Nuclear, Health and Safety Committee held three joint meetings in 2002. The Committee currently consists of R. W. Schlutz (Chair), J. L. Hanes, J. D. Pyle and A. R. Weiler. The Committee’s responsibilities are to review environmental policy and planning issues of interest to the Company, including matters involving the Company before environmental regulatory agencies and compliance with air, water and waste regulations. In addition, the Committee reviews policies and operating issues related to the Company’s nuclear generating station investments including planning and funding for decommissioning of the plants. The Committee also reviews health and safety related policies, activities and operational issues as they affect employees, customers and the general public.

Nominating and Governance Committee

The Nominating and Governance Committee held two joint meetings in 2002. The Committee currently consists of A. R. Weiler (Chair), J. L. Hanes, K. C. Lyall, S. B. McAllister and R. W. Schlutz. This Committee’s responsibilities include recommending and nominating new members of the Board, recommending committee assignments and committee chairpersons, evaluating overall Board effectiveness and compensation, preparing an annual report on Chief Executive Officer effectiveness, and considering and developing recommendations to the Board of Directors on other corporate governance issues. In nominating persons for election to the Board, the Nominating and Governance Committee will consider nominees recommended by shareowners. Any shareowner wishing to make a recommendation should write to the Corporate Secretary of the Company, who will forward all recommendations to the Committee. The Company’s Bylaws also permit shareowner nominations of candidates for election as Directors. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to the Corporate Secretary of the Company.

Capital Approval Committee

The Capital Approval Committee held no meetings in 2002. The Committee currently consists of J. B. Evans, J. D. Pyle and A. R. Weiler. Mr. Davis is the Chair and a non-voting member of this Committee. The purpose of this Committee is the evaluation of certain investment proposals where (a) an iterative bidding process is required, and/or (b) the required timelines for such a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

The Board of Directors held seven meetings during 2002. Each Director attended at least 85% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each committee conducts performance evaluations annually to determine its effectiveness and suggests improvements for consideration and implementation. In addition, the Nominating and Governance Committee and the full Board evaluate Mr. Davis’ performance as Chief Executive Officer on an annual basis.

COMPENSATION OF DIRECTORS

No retainer fees are paid to Mr. Davis for his service on the Company’s Board of Directors. In 2002, all other Directors (the “non-employee Directors”), each of whom served on the Boards of the Company, AEC, IP&L and AER, received an annual retainer for service on all four Boards consisting of $30,000 in cash and 1,000 shares of AEC common stock pursuant to AEC’s Shareowner Direct Plan. Travel expenses are paid for each meeting day attended.

Director’s Deferred Compensation Plan

Under the AEC Director’s Deferred Compensation Plan, Directors may elect to defer all or part of their retainer fee. Amounts deposited to a Deferred Compensation Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal. Amounts deposited to an AEC Stock Account, whether the cash portion or the stock portion of the Director’s compensation, are treated as though invested in the common stock of AEC and will be credited with dividends, which will be reinvested. Annually, the Director may elect that the Deferred Compensation Account will be paid in a lump sum or in annual installments for up to 10 years beginning in the year of or one tax year after retirement or resignation from the Board.

Director’s Charitable Award Program

AEC maintains a Director’s Charitable Award Program for the members of its Board of Directors beginning after three years of service. The purpose of the Program is to recognize the interest of the Company and its Directors in supporting worthy institutions, and to enhance the Company’s Director benefit program so that the Company is able to continue to attract and retain Directors of the highest caliber. Under the Program, when a Director dies, the Company and/or AEC will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of four qualified charitable organizations selected by the individual Director. The individual Director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company or AEC, and the donations are funded by the Company or AEC through life insurance policies on the Directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company’s or AEC’s cost of funds, will be recovered through life insurance proceeds on the Directors. The Program, over its life, will not result in any material cost to the Company or AEC.

Director’s Life Insurance Program

AEC maintains a split-dollar Director’s Life Insurance Program for non-employee Directors, beginning after three years of service, which provides a maximum death benefit of $500,000 to each eligible Director. Under the split-dollar arrangement, Directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Life Insurance Program is structured to pay a portion of the total death benefit to AEC to reimburse AEC for all costs of the program, including a return on its funds. The Life Insurance Program, over its life, will not result in any material cost to AEC. The imputed income allocations reported for each Director in 2002 under the Director’s Life Insurance Program were as follows: A. B. Arends—$50, J. L. Hanes—$50, K. C. Lyall—$448, J. D. Pyle—$20, W. H. Stoppelmoor—$948 and A. R. Weiler—$50.

Pension Arrangements

Prior to April 1998, Mr. Lee Liu, a Director who will be retiring at AEC’s Annual Meeting on May 28, 2003, participated in the IES Industries Inc. retirement plan, which has been transferred to Alliant Energy Corporate Services. Mr. Liu’s benefits under the plan have been “grandfathered” to reflect the benefit plan formula in effect in April 1998. See “Retirement and Employee Benefit Plans—IES Industries Pension Plan.”

Alliant Energy Corporate Services also maintains a non-qualified Supplemental Retirement Plan (“SRP”) for eligible former officers of IES Industries Inc. Mr. Liu participates in the SRP. The SRP generally provides for payment of supplemental retirement benefits equal to 75% of the officer’s base salary in effect at the date of retirement, reduced by benefits receivable under the qualified retirement plan, for a period not to exceed 15 years following the date of retirement. The SRP also provides for certain death benefits to be paid to the officer’s designated beneficiary and benefits if an officer becomes disabled under the terms of the qualified retirement plan.

OWNERSHIP OF VOTING SECURITIES

All of the common stock of the Company is held by AEC. Listed in the following table are the number of shares of AEC’s common stock beneficially owned by the executive officers listed in the Summary Compensation Table and all nominees and Directors of AEC and the Company, as well as the number of shares owned by Directors and executive officers of AEC and the Company as a group as of Feb. 28, 2003. The Directors and executive officers of AEC and the Company as a group owned 1.8% of the outstanding shares of AEC common stock on that date. No individual Director or officer owned more than 1% of the outstanding shares of AEC common stock on that date. To the Company’s knowledge, no shareowner beneficially owned 5% or more of AEC’s outstanding common stock as of Dec. 31, 2002.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)

Executives(2)
William D. Harvey	135,155	(3)
Eliot G. Protsch	139,443	(3)
Thomas M. Walker	91,639	(3)
Pamela J. Wegner	100,781	(3)

Director Nominees
Erroll B. Davis, Jr.	473,619	(3)
Robert W. Schlutz.	16,791	(3)
Wayne H. Stoppelmoor	133,935	(3)

Directors
Alan B. Arends.	9,418	(3)
Jack B. Evans	36,363	(3)
Joyce L. Hanes(4)	8,585	(3)
Lee Liu(4)	192,386	(3)
Katharine C. Lyall	14,540
Singleton B. McAllister	2,710
David A. Perdue	3,958	(3)
Judith D. Pyle	13,043
Anthony R. Weiler	15,409	(3)

All Executives and Directors as a Group 23 people, including those listed above.	1,710,829	(3)

(1)	Total shares of AEC common stock outstanding as of Feb. 28, 2003, were 92,658,243.

(2)	Stock ownership of Mr. Davis is shown with the Directors.

(3)	Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Davis—8,467, Mr. Evans—1,000, Ms. Hanes—604, Mr. Liu—19,755, Mr. Weiler—1,389, Mr. Harvey—2,595 and Mr. Protsch—783; shares of common stock held in deferred compensation plans: Mr. Arends—4,227, Mr. Davis—42,865, Mr. Evans—5,363, Ms. Hanes—200, Mr. Perdue—3,958, Mr. Schlutz—6,252, Mr. Weiler—4,228, Mr. Harvey—26,479, Mr. Protsch—32,388, Mr. Walker—17,437 and Ms. Wegner—17,884 (all executive officers and Directors as a group—203,104); and stock options exercisable on or within 60 days of Feb. 28, 2003: Mr. Davis—388,778, Mr. Liu—148,849, Mr. Stoppelmoor—119,201, Mr. Harvey—87,403, Mr. Protsch—87,403, Mr. Walker—70,637 and Ms. Wegner—73,859 (all executive officers and Directors as a group—1,231,041).

(4)	Ms. Hanes and Mr. Liu will retire as Directors of the Company at AEC’s Annual Meeting on May 28, 2003.

None of the Directors or officers of the Company own any shares of the Company’s preferred stock. To the Company’s knowledge, no shareowner beneficially owned 5% or more of any class of the Company’s preferred stock as of Dec. 31, 2002.

COMPENSATION OF EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth the total compensation paid by the Company, AEC and AEC’s subsidiaries to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for all services rendered during 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation		All Other Compensation(3)

		Base Salary	Bonus	Other Annual Compensation(1)	Awards	Payouts

					Securities Underlying Options (Shares)(2)	LTIP Payouts

Erroll B. Davis, Jr. Chairman and Chief Executive Officer	2002 2001 2000	$685,000 683,269 637,692	$0 489,364 895,200	$0 11,265 11,875	151,687 108,592 111,912	$0 359,605 196,711	$63,067 50,284 52,619

William D. Harvey President	2002 2001 2000	282,500 274,616 264,615	0 161,233 206,541	0 4,061 4,234	26,642 21,798 21,063	0 92,209 47,474	25,307 42,944 42,230

Eliot G. Protsch Executive Vice President	2002 2001 2000	282,500 274,616 264,615	0 143,688 214,942	0 893 1,423	26,642 21,798 21,063	0 92,209 47,474	22,448 38,372 38,058

Thomas M. Walker Executive Vice President & Chief Financial Officer	2002 2001 2000	277,500 264,615 254,616	0 133,852 190,026	0 0 0	25,673 21,005 20,268	0 88,597 47,474	44,841 6,207 6,166

Pamela J. Wegner Executive Vice President	2002 2001 2000	270,000 264,615 254,608	0 124,312 180,285	0 2,267 2,416	25,673 21,005 20,268	0 88,597 27,563	28,441 35,370 34,377

(1)	Other Annual Compensation consists of income tax gross-ups for reverse split-dollar life insurance.

(2)	Awards made in 2002 were in addition to performance share awards as described in the table entitled “Long-Term Incentive Awards in 2002.”

(3)	The table below shows the components of the compensation reflected under this column for 2002:

	Erroll B. Davis, Jr.	William D. Harvey	Eliot G. Protsch	Thomas M. Walker	Pamela J. Wegner

A.	$20,550	$7,825	$8,475	$5,500	$6,850

B.	37,568	16,469	13,312	37,486	19,793

C.	4,949	1,013	661	1,855	1,798

Total	$63,067	$25,307	$22,448	$44,841	$28,441

A.	Matching contributions to the AEC 401(k) Plan and Deferred Compensation Plan

B.	Reverse split-dollar life insurance

C.	Life insurance coverage in excess of $50,000

STOCK OPTIONS

The following table sets forth certain information concerning stock options granted during 2002 to the executives named below:

STOCK OPTION GRANTS IN 2002

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5%	10%

Erroll B. Davis, Jr.	151,687	16.0%	$27.79	5/16/12	$6,866,870	$10,935,116

William D. Harvey	26,642	2.8%	27.79	5/16/12	1,206,083	1,920,622

Eliot G. Protsch	26,642	2.8%	27.79	5/16/12	1,206,083	1,920,622

Thomas M. Walker	25,673	2.7%	27.79	5/16/12	1,162,217	1,850,767

Pamela J. Wegner	25,673	2.7%	27.79	5/16/02	1,162,217	1,850,767

(1)	Consists of non-qualified stock options to purchase shares of AEC common stock granted pursuant to the AEC’s Equity Incentive Plan. Options were granted on May 16, 2002, and have a three-year vesting schedule pursuant to which one-third of the options become exercisable on each of Jan. 1, 2003; Jan. 1, 2004; and Jan. 1, 2005. Upon a “change in control” of AEC as defined in the Plan or upon retirement, disability or death of the option holder, the options will become immediately exercisable.

(2)	The hypothetical potential appreciation shown for the named executives is required by rules of the SEC. The amounts shown do not represent the historical or expected future performance of AEC’s common stock. In order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of AEC’s common stock would be $45.27 and $72.09, respectively, as of the expiration date of the options.

The following table provides information for the executives named below regarding the number and value of exercisable and unexercised options. None of the executives exercised options in fiscal year 2002.

OPTION VALUES AT DEC. 31, 2002

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Year End(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Erroll B. Davis, Jr.	264,715	261,385	$0	$0

William D. Harvey	64,235	48,195	0	0

Eliot G. Protsch	64,235	48,195	0	0

Thomas M. Walker	48,322	46,432	0	0

Pamela J. Wegner	51,544	46,432	0	0

(1)	Based on the closing per share price of AEC’s common stock on Dec. 31, 2002.

LONG-TERM INCENTIVE AWARDS

The following table provides information concerning long-term incentive awards made to the executives named below in 2002.

LONG-TERM INCENTIVE AWARDS IN 2002

Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans

			Threshold (#)	Target (#)	Maximum (#)

Erroll B. Davis, Jr.	29,579	1/01/05	14,790	29,579	59,158

William D. Harvey	5,937	1/01/05	2,969	5,937	11,874

Eliot G. Protsch	5,937	1/01/05	2,969	5,937	11,874

Thomas M. Walker	5,721	1/01/05	2,861	5,721	11,442

Pamela J. Wegner	5,721	1/01/05	2,861	5,721	11,442

(1)	Consists of performance shares awarded under AEC’s Long-Term Equity Incentive Plan. The payout from the performance shares is based on two equally-weighted performance components: AEC’s three-year Total Shareowner Return (TSR) relative to an investor-owned utility peer group, and annualized earnings per share growth versus internally set performance hurdles contained in the Alliant Energy Strategic Plan during the performance cycle ending Dec. 31, 2004. Payouts are subject to modification pursuant to a performance multiplier that ranges from 0 to 2.00, and will be made in shares of AEC common stock or a combination of AEC common stock and cash.

CERTAIN AGREEMENTS

Mr. Davis has an employment agreement with AEC, pursuant to which he will serve as the Chairman, President and Chief Executive Officer of AEC until the expiration of the current term of the agreement on April 21, 2004. Thereafter, the agreement will automatically renew for successive one-year terms, unless either Mr. Davis or AEC gives prior written notice of his or its intent to terminate the agreement. Mr. Davis will also serve as the Chief Executive Officer and a Director of each subsidiary of AEC, including the Company, during the term of his employment agreement. Pursuant to Mr. Davis’ employment agreement, he is paid an annual base salary of not less than $450,000. Mr. Davis’ current salary under his employment agreement is $685,000. Mr. Davis also has the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) and receive supplemental retirement benefits (including continued participation in the Company’s Executive Tenure Compensation Plan) and life insurance providing a death benefit of three times his annual salary. If the employment of Mr. Davis is terminated without cause (as defined in the employment agreement) or if Mr. Davis terminates his employment for good reason (as defined in the employment agreement), AEC or its affiliates will continue to provide the compensation and benefits called for by the employment agreement through the end of the term of such employment agreement (with incentive compensation based on the maximum potential awards and with any stock compensation paid in cash), and all unvested stock compensation will vest immediately. If Mr. Davis dies or becomes disabled, or terminates his employment without good reason, during the term of his respective employment agreement, AEC or its affiliates will pay to Mr. Davis or his beneficiaries or estate all compensation earned through the date of death, disability or such termination (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If Mr. Davis is terminated for cause, AEC or its affiliates will pay his base salary through the date of termination plus any previously deferred compensation. Under Mr. Davis’ employment agreement, if any payments thereunder constitute an excess parachute payment under the Internal Revenue Code (the “Code”), AEC will pay to Mr. Davis the amount necessary to offset the excise tax and any applicable taxes on this additional payment.

AEC currently has in effect key executive employment and severance agreements (the “KEESAs”) with certain executive officers of AEC (including Messrs. Davis, Harvey, Protsch, Walker and Ms. Wegner). The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (depending on which executive is involved) after a change in control of AEC (as defined in the KEESAs) (the “Employment Period”), the officer’s employment is ended through (a) termination by AEC, other than by reason of death or disability or for cause (as defined in the KEESAs); or (b) termination by the officer due to a breach of the agreement by AEC or a significant change in the officer’s responsibilities; or (c) in the case of Mr. Davis’ agreement, termination by Mr. Davis following the first anniversary of the change of control. The benefits provided are (a) a cash termination payment of up to three times (depending on which executive is involved) the sum of the officer’s annual salary and his or her average annual bonus during the three years before the termination; and (b) continuation for up to the end of the Employment Period of equivalent hospital, medical, dental, accident and life insurance coverage as in effect at the time of termination. Each KEESA for executive officers below the level of Executive Vice President provides that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which AEC may pay without loss of deduction under the Code. The KEESAs for the Chief Executive Officer and the Executive Vice Presidents (including Messrs. Davis, Harvey, Protsch, Walker and Ms. Wegner) provide that if any payments thereunder or otherwise constitute an excess parachute payment, AEC will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment. Mr. Davis’ employment agreement as described above limits benefits paid thereunder to the extent that duplicate payments would be provided to him under his KEESA.

RETIREMENT AND EMPLOYEE BENEFIT PLANS

Alliant Energy Cash Balance Pension Plan

Salaried employees (including officers) of the Company are eligible to participate in the Alliant Energy Cash Balance Pension Plan (the “Pension Plan”) maintained by Alliant Energy Corporate Services. The Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Pension Plan as of Aug. 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of Dec. 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and pay. For 1998 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on assets in the trust investment for the year.

The life annuity payable under the Pension Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Pension Plan on Aug. 1, 1998, are in no event to receive any less than what would have been provided under the prior formula that was applicable to them, had it continued, if they terminate on or before Aug. 1, 2008, and do not elect to commence benefits before the age of 55.

All of the individuals listed in the Summary Compensation Table participate in the Pension Plan and are “grandfathered” under the applicable prior plan benefit formula. Because their estimated benefits under the applicable prior plan benefit formula are higher than under the Pension Plan formula, utilizing current assumptions, their benefits would currently be determined by the applicable prior plan benefit formula. The following tables illustrate the estimated annual benefits payable upon retirement at age 65 under the applicable prior plan formula based on average annual compensation and years of service. To the extent benefits under the Pension Plan are limited by tax law, any excess will be paid under the Unfunded Excess Plan described below.

Company Plan A Prior Formula.

One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. The individuals listed in the Summary Compensation Table covered by this formula are Messrs. Davis, Harvey, Protsch, and Ms. Wegner. The benefits would be as follows:

Company Plan A Prior Plan Formula Table

Average Annual Compensation	Annual Benefit After Specified Years in Plan
	15	20	25	30+
$ 200,000	$55,000	$73,333	$91,667	$110,000
300,000	82,500	110,000	137,500	165,000
400,000	110,000	146,667	183,333	220,000
500,000	137,500	183,333	229,167	275,000
600,000	165,000	220,000	275,000	330,000
700,000	192,500	256,667	320,833	385,000
800,000	220,000	293,333	366,667	440,000
900,000	247,500	330,000	412,500	495,000
1,000,000	275,000	366,667	458,333	550,000
1,100,000	302,500	403,333	504,167	605,000

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan) and are reduced by up to 50% of Social

Security benefits. The estimated benefits in the table above do not reflect the Social Security offset. The estimated benefits are computed on a straight-life annuity basis. Benefits will be adjusted if the employee receives one of the optional forms of payment. Credited years of service under the Pension Plan for covered persons named in the Summary Compensation Table are as follows: Erroll B. Davis, Jr., 23 years; William D. Harvey, 15 years; Eliot G. Protsch, 23 years; and Pamela J. Wegner, 8 years.

IES Industries Pension Plan Prior Formula.

Another of the applicable prior plan formulas provided retirement income based on years of service and final average compensation for the highest consecutive 36 months out of the last 10 years of employment. The only individual listed in the Summary Compensation Table covered by this formula is Mr. Walker. The benefits would be as follows:

IES Industries Pension Plan Prior Formula Table

Average Annual Compensation	Annual Benefit After Specified Years in Plan
	15	20	25	30	35
$200,000	$43,541	$58,056	$72,570	$87,083	$101,597
300,000	66,792	89,056	111,320	133,583	155,847
400,000	90,042	120,056	150,070	180,083	210,097
500,000	113,292	151,056	188,820	226,583	264,347
600,000	136,542	182,056	227,569	273,083	318,597

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 35 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan). The estimated benefits are computed on a straight-life annuity basis. Benefits will be adjusted if the employee receives one of the optional forms of payment. Mr. Walker has six years of credited service under the Pension Plan.

Unfunded Excess Plan—Alliant Energy Corporate Services maintains an Unfunded Excess Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee’s retirement benefits exceed the qualified plan limits. The Unfunded Excess Plan provides an amount equal to the difference between the actual pension benefit payable under the Pension Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

Unfunded Executive Tenure Compensation Plan—Alliant Energy Corporate Services maintains an Unfunded Executive Tenure Compensation Plan to provide incentive for selected key executives to remain in the service of AEC by providing additional compensation that is payable only if the executive remains with AEC until retirement (or other termination if approved by the Board of Directors). In the case of the Chief Executive Officer only, in the event that the Chief Executive Officer (a) is terminated under his employment agreement with AEC as described above other than for cause, death or disability (as those terms are defined in the employment agreement); (b) terminates his employment under the employment agreement for good reason (as such term is defined in the employment agreement); or (c) is terminated as a result of a failure of the employment agreement to be renewed automatically pursuant to its terms (regardless of the reason for such non-renewal), then for purposes of the Plan, the Chief Executive Officer shall be deemed to have retired at age 65 and shall be entitled to benefits under the Plan. Any participant in the Plan must be approved by the Board of Directors. Mr. Davis was the only active participant in the Plan as of Dec. 31, 2002. The Plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25% of the participant’s highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant’s beneficiary will receive monthly payments equal to 50% of such amount for 120 months in the case of death before retirement or, if the participant dies after retirement, 50% of such amount for the balance of the 120 months. Annual benefits of $171,250 would be payable to Mr. Davis upon retirement, assuming he continues in Alliant Energy Corporate Services’ service until retirement at the same salary as was in effect on Dec. 31, 2002.

Supplemental Executive Retirement Plan

AEC maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) to provide incentive for key executives to remain in the service of AEC by providing additional compensation that is payable only if the executive remains with AEC until retirement, disability or death. While the SERP provides different levels of benefits depending on the executive covered, this summary reflects the terms applicable to all of the individuals listed in the Summary Compensation Table. Participants in the SERP must be approved by the Compensation and Personnel Committee of the Board. The SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least ten years of service. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his or her normal retirement date. The actuarial reduction factor will be waived for participants who have attained age 55 and have a minimum of 10 years of service in a senior executive position with AEC after April 21, 1998. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of up to 10 years, or for the lifetime of the participant. If the lifetime benefit is selected and the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children of a deceased participant who dies while still employed by AEC, payable for a maximum of 12 years. A post-retirement death benefit of one times the participant’s final average earnings at the time of retirement will be paid to the designated beneficiary. Messrs. Davis, Harvey, Protsch, Walker and Ms. Wegner are participants in the SERP. The following table shows the amount of retirement payments under the SERP, assuming a minimum of 10 years of service at retirement age and payment in the annuity form.

Supplemental Executive Retirement Plan Table

Average Annual Compensation	Annual Benefit After Specified Years in Plan
	<10 Years	>10 Years*
$ 200,000	0	$120,000
300,000	0	180,000
400,000	0	240,000
500,000	0	300,000
600,000	0	360,000
700,000	0	420,000
800,000	0	480,000
900,000	0	540,000
1,000,000	0	600,000
1,100,000	0	660,000

* Reduced by the sum of the benefit payable from the applicable defined benefit pension plan and the Unfunded Excess Plan.

Key Employee Deferred Compensation Plan—AEC maintains an unfunded Key Employee Deferred Compensation Plan under which participants may defer up to 100% of base salary, incentive compensation and eligible SERP payments. Participants who have made the maximum allowed contribution to the AEC-sponsored 401(k) Plan may receive an additional credit to the Deferred Compensation Plan. The credit will be equal to 50% of the lesser of (a) the amount contributed to the 401(k) Plan plus the amount deferred under this Plan; or (b) 6% of base salary, reduced by the amount of any matching contributions in the 401(k) Plan. The employee may elect to have his or her deferrals credited to an Interest Account or an AEC Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal, provided that the return may not be greater than 12% or less than 6%. Deferrals and matching contributions credited to the AEC Stock Account are treated as though invested in AEC common stock and will be credited with dividends, which will be reinvested. The shares of common stock identified as obligations under the Plan are held in a rabbi trust. Payments from the Plan may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Participants are selected by the Chief Executive Officer of Alliant Energy Corporate Services. Messrs. Davis, Harvey, Protsch, Walker and Ms. Wegner are participants in the Plan.

REPORT OF THE COMPENSATION AND PERSONNEL

COMMITTEE ON EXECUTIVE COMPENSATION

To Our Shareowners:

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of the Company is currently comprised of four non-employee Directors (the same Directors that comprise the AEC Compensation and Personnel Committee.) The following is a report prepared by these Directors with respect to compensation paid by AEC, the Company and AEC’s other subsidiaries.

The Committee assesses the effectiveness and competitiveness of, approves the design of and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. To support it in carrying out its mission, the Committee engages an independent consultant to provide assistance.

The Committee is committed to implementing an overall compensation program for executives that furthers the Company’s mission. Therefore, the Committee adheres to the following compensation policies, which are intended to facilitate the achievement of the Company’s business strategies:

•	Executive management compensation (and particularly, long-term incentive compensation) should be closely and strongly aligned with the long-term interests of AEC’s shareowners.

•	Total compensation should enhance the Company’s ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives, upon whom, in large part, the successful operation and management of the Company depends.

•	Base salary levels should be targeted at a competitive market range of base salaries paid to executives of comparable companies. Specifically, the Committee targets the median (50th) percentile of base salaries paid by a selected group of utility and general industry companies.

•	Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is consistent with meeting predetermined corporate, subsidiary, business unit and individual performance goals. In addition, the Committee targets incentive levels at the median (50th percentile) of incentive compensation paid by a selected group of utility and general industry companies.

Components of Compensation

The major elements of the executive compensation program are base salary, short-term (annual) incentives and long-term (equity) incentives. These elements are addressed separately below. In setting the level for each major component of compensation, the Committee considers all elements of an executive’s total compensation package, including employee benefit and perquisite programs. The Committee’s goal is to provide an overall compensation package for each executive officer that is competitive to the packages offered other similarly situated executives. The Committee has determined that total executive compensation at target levels, including that for Mr. Davis, is in line with competitive compensation of the comparison group of companies.

Base Salaries

The Committee annually reviews each executive’s base salary. Base salaries are targeted at a competitive market range (i.e., at the median level) when comparing both utility and non-utility (general industry) data. The Committee annually adjusts base salaries to recognize changes in the market, varying levels of responsibility, prior experience and breadth of knowledge. Increases to base salaries are driven primarily by market adjustments for a particular salary level, which generally limits across-the-board increases. The Committee does not consider individual performance factors in setting base salaries. The Committee reviewed executive salaries for market comparability using utility and general industry data contained in compensation surveys published by Edison Electric Institute, American Gas Association and several compensation consulting firms. Based on the foregoing and market conditions, the Committee established the annual salary for Mr. Davis at $685,000 for the 2002 fiscal year.

In consideration of industry conditions and corporate performance, the Committee determined that the Chief Executive Officer and the Executive Vice Presidents would not receive a base salary increase for 2003.

Short-Term Incentives

The short-term (annual) incentive program promotes the Committee’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses tied to the achievement of corporate, subsidiary, business unit and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Committee on an annual basis reviews and approves the program’s performance goals, the relative weight assigned to each goal and the targeted and maximum award levels. A description of the short-term incentive programs available during 2002 to executive officers follows.

Alliant Energy Corporation Management Incentive Compensation Plan—In 2002, the Alliant Energy Corporation Management Incentive Compensation Plan (the “MICP”) covered executives and was based on achieving annual targets in corporate performance that included earnings per share (“EPS”), safety, diversity and environmental targets for the utility businesses, and business unit and individual performance goals. Target and maximum bonus awards under the MICP in 2002 were set at the median of the utility and general industry market levels. The Committee considered these targets to be achievable, but to require above-average performance from each of the executives. The level of performance achieved in each category determines actual payment of bonuses, as a percentage of annual salary. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If a pre-determined EPS target is not met, there is no bonus payment associated with the MICP. If the threshold performance for any other performance target is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is no additional payment for performance above the maximum level. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. Potential MICP awards range from 0% to 100%

of annual salary for eligible executives other than Mr. Davis.

In 2002, Mr. Davis was covered by the MICP. Awards for Mr. Davis under the MICP in 2002 were based on corporate and strategic goal achievement in relation to predetermined goals. For each plan year, the Committee determines the performance apportionment for Mr. Davis. In 2002, that apportionment was 80% for corporate performance and 20% for strategic goal performance. Corporate performance is measured based on corporate- wide EPS, environmental, diversity and safety targets established at the beginning of the year. Strategic goals are measured based on the achievement of certain specific goals, which included strategy development and implementation, established for Mr. Davis by the Committee. The 2002 MICP award range for Mr. Davis was from 0% to 150% of annual salary.

Because the corporate EPS goal was not achieved, there was no payout from the MICP for performance for the year ended Dec. 31, 2002.

Due to industry and market conditions and overall corporate performance, the Committee determined that the Chief Executive Officer and Executive Vice Presidents will participate in the MICP, but will not receive MICP awards, if earned, for 2003 plan year performance.

Long-Term Incentives

The Committee strongly believes compensation for executives should include long-term, at-risk pay to strengthen the alignment of the interests of the shareowners and management. In this regard, the Alliant Energy Corporation Long-Term Equity Incentive Plan and the Alliant Energy Corporation 2002 Equity Incentive Plan each permits grants of stock options, restricted stock and performance units/shares with respect to AEC’s common stock. The Committee believes that the incentive plans balance the annual compensation programs by emphasizing compensation based on the long-term, successful performance of the Company from the perspective of AEC’s shareowners. A description of the long-term incentive programs available during 2002 to executive officers under the Alliant Energy Corporation Long-Term Equity Incentive Plan and the Alliant Energy Corporation 2002 Equity Incentive Plan is set forth below.

Alliant Energy Corporation Long-Term Incentive Program—The Alliant Energy Corporation Long-Term Incentive Program covered executives and consisted of the following components in 2002: non-qualified stock options and performance shares. Non-qualified stock options provide a reward that is directly tied to the benefit shareowners receive from increases in the price of AEC’s common stock. The payout from the performance shares is based on two equally-weighted performance components: AEC’s three-year total return to shareowners relative to an investor-owned utility peer group (TSR), and annualized EPS growth versus internally set performance hurdles contained in the Alliant Energy Strategic Plan. Thus, the two components of the Long-Term Incentive Program (i.e., stock options and performance shares) provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. During 2002, the Committee made a grant of stock options and performance shares to various executive officers, including Messrs. Davis, Harvey, Protsch, Walker and Ms. Wegner. All option grants had per share exercise prices equal to the fair market value of a share of AEC common stock on the day following the date the grants were approved. Options vest on a one-third basis at the beginning of each calendar year after grant and have a 10-year term from the date of the grant. Executives in the Alliant Energy Corporation Long-Term Incentive Program were also granted performance shares. Performance shares will be paid out in a combination of AEC common stock and cash. The award will be modified by a performance multiplier, which ranges from 0 to 2.00 based on corporate performance.

In determining actual award levels under the Alliant Energy Corporation Long-Term Incentive Program, the Committee was primarily concerned with providing a competitive total compensation opportunity level to officers. As such, award levels (including awards made to Mr. Davis) were based on a competitive analysis of similarly sized utility companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. The Committee then established award ranges and individual award levels based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance shares. Award levels were targeted to the median of the range of such awards paid by comparable companies. The Committee did not consider the amounts of options and performance shares already outstanding or previously granted when making awards for 2002. Mr. Davis’ awards in 2002 under the Long-Term Incentive Program are shown in the tables under “Stock Option Grants in 2002” and “Long-Term Incentive Awards in 2002.”

Due to the corporate EPS and TSR goals not being achieved, there was no payout for the performance share portion of the Long-Term Incentive Program’s three-year cycle that ended in Dec. 2002.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee’s commitment to link compensation with performance as described in this report, the Committee intends to qualify future compensation paid to the Company’s executive officers for deductibility by the Company under Section 162(m) except in limited appropriate circumstances.

Conclusion

The Committee believes the existing executive compensation policies and programs provide an appropriate level of competitive compensation for the Company’s executives. In addition, the Committee believes that the long- and short-term performance incentives effectively align the interests of executives and shareowners toward a successful future for the Company.

COMPENSATION AND PERSONNEL COMMITTEE

Judith D. Pyle (Chairperson)

Alan B. Arends

Jack B. Evans

David A. Perdue

REPORT OF THE AUDIT COMMITTEE

To Our Shareowners:

The Audit Committee (the “Committee”) of the Board of Directors of the Company is composed of five independent Directors, each of whom is independent as defined in the New York Stock Exchange’s listing standards. The Committee operates under a written charter adopted by the Board of Directors. The Audit Committee Charter of the Company as amended by the Board of Directors on March 19, 2003, is attached as Appendix A to this proxy statement. Under the Charter, among other things, the Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditors.

The Company’s management (“management”) is responsible for the Company’s internal controls and the financial reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

The Company’s independent auditors have provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors their independence. The Committee pre-approves all audit and non-audit services to be provided by the independent auditors.

The fees the Company and AEC paid to its independent auditors for 2001 and 2002 for the Company and AEC were as follows:

	2001	2002
Audit Fees	$1,194,000	$2,843,000	(1)
Audit Related Fees(2)	146,000	19,000
Tax Fees(3)	491,000	1,125,000
All Other Fees(4)	36,000	297,000

(1)	Includes approximately $1.4 million for 2000 and 2001 re-audit fees.

(2)	Audit Related Fees consisted of the fees billed for employee benefits plan audits, attest services required by statute or regulations and, in 2001 only, due diligence related to acquisitions and consultations concerning financial accounting and reporting not classified as audit fees.

(3)	Tax Fees consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the professional staff in the independent auditors’ tax division, except those rendered in connection with the audit.

(4)	All Other Fees in 2001 and 2002 consisted of fees for generation strategy consultation; in 2001 only, a human resource project; and, in 2002 only, the license fee for a tax software product.

The Committee discussed with the Company’s internal and independent auditors the overall scopes and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and overall quality of the Company’s financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditors and the independent auditors referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2002, for filing with the SEC.

AUDIT COMMITTEE

Jack B. Evans (Chairperson)

Alan B. Arends

Katharine C. Lyall

Singleton B. McAllister

David A. Perdue

SECTION 16(a) BENEFICIAL OWNERSHIP  REPORTING COMPLIANCE

The Company’s Directors, its executive officers and certain other officers are required to report their ownership of the Company’s Preferred stock and any changes in that ownership to the SEC and the New York Stock Exchange. To the best of the Company’s knowledge, all required filings in 2002 were properly made in a timely fashion. In making the above statements, the Company has relied on the representations of the persons involved and on copies of their reports filed with the SEC.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

APPENDIX A – AUDIT COMMITTEE CHARTER

Purposes and Role of Committee

The purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Alliant Energy Corporation (the “Company”) are to: (1) assist Board oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors; and (2) prepare the report that Securities and Exchange Commission (“Commission”) rules require to be included in the Company’s annual proxy statement.

The role of the Committee is oversight. Management and the internal auditing department are responsible for maintaining and evaluating appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the financial statements and assessing the Company’s internal controls.

Committee Membership

The Committee shall consist of three or more members of the Board, each of whom satisfies the requirements for independence and experience under Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), Commission rules and the listing standards of the New York Stock Exchange (the “NYSE”). The Board will endeavor to ensure that at least one Committee member shall qualify as an “audit committee financial expert” as defined by SEC rules. Committee members may not serve on audit committees of more than two other public companies. Committee members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

Committee Structure and Operations

The Board shall designate one member of the Committee as its Chair. The Committee shall meet in formal session at least three times each year and, in addition, hold quarterly meetings with the independent auditors and management to discuss the annual audited financial statements and the quarterly earnings releases. Additional meetings shall be held when deemed necessary or desirable by a majority of the Committee or its Chair. The Committee will meet periodically in executive session without management present.

A majority of the Committee members currently holding office constitutes a quorum for the transaction of business. The Committee may take action only upon the affirmative vote of a majority of the Committee members present at a duly held meeting. The Committee may meet in person or telephonically, and may act by unanimous written consent. The Committee may invite such members of management to its meetings as it deems desirable or appropriate.

Committee Duties

The duties of the Committee are to:

1.	Be directly responsible for the appointment (including the sole authority to approve all audit engagement fees and terms, as well as significant non-audit engagements), termination, compensation and oversight of the Company’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors must report directly to the Committee.

2.	Pre-approve all audit services and permitted non-audit services to be performed by the independent auditors, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit. The Committee may delegate authority to grant pre-approvals of audit services and permitted non-audit services to subcommittees consisting of one or more of its members, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

3.

Review with the independent auditors the scope of the prospective audit, the estimated fees therefore and such other matters pertaining to such audit as the Committee may deem appropriate. Receive copies of the annual comments from the independent auditors on accounting procedures and systems of control. Recommend to the Board the acceptance of such audits that are accompanied by certification.

4.	Review and discuss with management and the independent auditors, before filing with the Commission, the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

5.	Discuss with management and the independent auditors the Company’s earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

6.	Discuss with management, the internal auditing department and the independent auditors: (1) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (2) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (3) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

7.	Review and discuss quarterly reports from the independent auditors on: all critical accounting policies and practices to be used; all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the preferred treatment by the independent auditors; other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

8.	Review and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any audit problems or difficulties and management’s response, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management. The review shall include a discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

9.	Review the action taken by management on the internal auditors’ and independent auditors’ recommendations.

10.	Review with the senior internal audit executive the annual internal audit plan and scope of internal audits.

11.	Make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem advisable with respect to the adequacy of the systems of internal controls and accounting practices of the Company and its subsidiaries and with respect to current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

12.	Review the appointment, reassignment and replacement of the senior internal audit executive.

13.	Set clear policies for hiring by the Company of employees or former employees of the independent auditors.

14.	Meet privately, on a periodic basis, with the independent auditors, the internal auditors and members of management as appropriate.

15.	Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

16.	Review with management, the independent auditors and the senior internal audit executive the adequacy of, and any significant changes in, the internal controls; the accounting policies, procedures or practices of the Company and its subsidiaries; and compliance with corporate policies, directives and applicable laws.

17.	Annually receive from and discuss with the independent auditors a written statement delineating all relationships between the auditors and the Company that may have a bearing on the auditors’ independence.

18.	Obtain and review, at least annually, a report by the independent auditors describing: the independent auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the independent auditors and the Company. Evaluate the qualifications, performance and independence of the independent auditors taking into account the opinions of management and the internal auditors. The Committee shall present its conclusions with respect to the independent auditors to the Board.

19.	Review and evaluate the lead partner of the independent auditors.

20.	Ensure the rotation of audit partners as required by Commission rules. Consider whether, in order to ensure continuing auditor independence, there should be regular rotation of the audit firm itself.

21.	Establish procedures for the receipt and handling of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of the Company and its affiliates of concerns regarding questionable accounting, internal control or auditing matters.

22.	Review the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to the Company, the scope and status of systems designed to ensure Company compliance with laws, regulations and internal procedures.

23.	Discuss with management the Company’s policies with respect to risk assessment and risk management, the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

24.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibility, consistent with procedures to be adopted by the Committee.

25.	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

26.	Review and assess the adequacy of this charter at least annually, and recommend any amendments it deems appropriate to the Board for approval.

Committee Reports

1.	Report to the Board on a regular basis on the activities of the Committee. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

2.	Conduct, and present to the Board, an annual performance evaluation of the Committee, which shall assess the performance of the Committee with respect to the duties and responsibilities of the Committee as set forth in this charter.

3.	Report on matters required by the rules of the Commission to be disclosed in the Company’s annual proxy statement.

Resources and Authority of the Committee

The Committee shall have the authority, as it deems necessary to carry out its duties, to retain, discharge and approve fees and other terms for retention of its own independent experts in accounting and auditing, legal counsel and other independent experts or advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report or related work and to any experts or advisors employed by the Committee. The Committee may direct any officer or employee of the Company or request any employee of the Company’s independent auditors, outside legal counsel or other consultants or advisors to attend a Committee meeting or meet with any Committee members.

APPENDIX B – WISCONSIN POWER AND LIGHT COMPANY

ANNUAL REPORT

For the Year Ended December 31, 2002

DEFINITIONS

Certain abbreviations or acronyms used in the text and notes of this report are defined below:

Abbreviation or Acronym	Definition
AFUDC	Allowance for Funds Used During Construction
Alliant Energy	Alliant Energy Corporation
ATC	American Transmission Company, LLC
CAA	Clean Air Act
Corporate Services	Alliant Energy Corporate Services, Inc.
DNR	Department of Natural Resources
Dth	Dekatherm
EPA	U.S. Environmental Protection Agency
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FIN	FASB Interpretation No.
FIN 45	Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others
FIN 46	Consolidation of Variable Interest Entities
GAAP	Accounting Principles Generally Accepted in the U.S.
ICC	Illinois Commerce Commission
IES	IES Industries Inc.
IESU	IES Utilities Inc.
IPC	Interstate Power Company
IP&L	Interstate Power and Light Company
Kewaunee	Kewaunee Nuclear Power Plant
KWh	Kilowatt-hour
MD&A	Management’s Discussion and Analysis of Financial Condition and Results of Operations
MGP	Manufactured Gas Plants
Moody’s	Moody’s Investors Service
MW	Megawatt
MWh	Megawatt-hour
NEPA	National Energy Policy Act of 1992
PSCW	Public Service Commission of Wisconsin
PUHCA	Public Utility Holding Company Act of 1935
Resources	Alliant Energy Resources, Inc.
SEC	Securities and Exchange Commission
SFAS	Statement of Financial Accounting Standards
SFAS 115	Accounting for Certain Investments in Debt and Equity Securities
SFAS 133	Accounting for Derivative Instruments and Hedging Activities
SFAS 143	Accounting for Asset Retirement Obligations
South Beloit	South Beloit Water, Gas and Electric Company
TBD	To Be Determined
U.S.	United States of America
WP&L	Wisconsin Power and Light Company
WPLH	WPL Holdings, Inc.

WP&L filed a combined Form 10-K for 2002 with the SEC; such document included the filings of WP&L’s parent, Alliant Energy, IP&L and WP&L. Certain portions of MD&A and the Notes to Consolidated Financial Statements included in this WP&L Proxy Statement represent excerpts from the combined Form 10-K. As a result, the disclosure included in this WP&L Proxy Statement at times includes information relating to Alliant Energy, IP&L, Resources and/or Corporate Services. All required disclosures for WP&L are included in this proxy statement thus such additional disclosures represent supplemental information.

THE COMPANY

In April 1998, WPLH, IES and IPC completed a merger resulting in Alliant Energy. The primary first tier subsidiaries of Alliant Energy include: WP&L, IP&L, Resources and Corporate Services.

WP&L was incorporated in Wisconsin in 1917 as Eastern Wisconsin Electric Company and is a public utility engaged principally in the generation, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and the provision of water services in selective markets. Nearly all of WP&L’s customers are located in south and central Wisconsin. WP&L operates in municipalities pursuant to permits of indefinite duration, which are regulated by Wisconsin law. At Dec. 31, 2002, WP&L supplied electric and gas service to 430,406 and 170,123 (excluding transportation and other) customers, respectively. WP&L also had 19,527 water customers. In 2002, 2001 and 2000, WP&L had no single customer for which electric, gas and/or water sales accounted for 10% or more of WP&L’s consolidated revenues. WPL Transco LLC is a wholly-owned subsidiary of WP&L and holds WP&L’s investment in ATC. WP&L also owns all of the outstanding capital stock of South Beloit, a public utility supplying electric, gas and water service, principally in Winnebago County, Illinois, which was incorporated in 1908. WP&L also owns varying interests in several other subsidiaries and investments that are not material to WP&L’s operations.

WP&L is subject to regulation by the PSCW as to retail utility rates and service, accounts, issuance and use of proceeds of securities, certain additions and extensions to facilities and in other respects. WP&L is required to file a rate case with the PSCW every two years based on a forward-looking test year period.

Electric Operations—As of Dec. 31, 2002, WP&L provided retail electric service to 428,390 customers, 602 communities and 30 wholesale customers. 2002 electric utility operations accounted for 81% of operating revenues and 90% of operating income. Electric sales are seasonal to some extent with the annual peak normally occurring in the summer months. In 2002, the maximum peak hour demand for WP&L was 2,674 MW and occurred on Aug. 1, 2002.

Gas Operations—As of Dec. 31, 2002, WP&L provided retail natural gas service to 170,123 (excluding transportation and other) customers in 233 communities. 2002 gas utility operations accounted for 18% of operating revenues and 9% of operating income, which included providing gas services to retail and transportation customers. WP&L’s gas sales follow a seasonal pattern. There is an annual base load of gas used for cooking, heating and other purposes, with a large heating peak occurring during the winter season.

SELECTED FINANCIAL DATA

	2002	2001	2000	1999	1998
	(in thousands)
Operating revenues	$972,078	$965,353	$862,381	$752,505	$731,448
Earnings available for common stock	77,614	70,180	68,126	67,520	32,264
Cash dividends declared on common stock	59,645	60,449	—	58,353	58,341
Total assets	1,984,597	1,875,800	1,857,024	1,766,135	1,685,150
Long-term obligations, net	523,308	523,183	569,309	471,648	471,554

Alliant Energy is the sole common shareowner of all 13,236,601 shares of WP&L’s common stock outstanding. As such, earnings per share data is not disclosed herein. The 1998 financial results reflect the recording of $17 million of pre-tax merger-related charges.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Statements contained in this report that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: factors listed in “Other Matters—Other Future Considerations;” weather effects on sales and revenues; economic and political conditions in WP&L’s service territories; federal and state regulatory or governmental actions, including the ability to obtain adequate and timely rate relief, including recovery of operating costs and earning reasonable rates of return; unanticipated construction and acquisition expenditures; issues related to the supply of purchased electricity and price thereof including the ability to recover purchased-power and fuel costs through rates; risks related to the operations of Kewaunee; costs associated with WP&L’s environmental remediation efforts and with environmental compliance generally; developments that adversely impact WP&L’s ability to implement its strategic plan; no material permanent declines in the fair market value of, or expected cash flows from, WP&L’s investments; continued access to the capital markets; WP&L’s ability to continue cost controls and operational efficiencies; WP&L’s ability to identify and successfully complete proposed development projects; access to technological developments; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; and changes in the rate of inflation. WP&L assumes no obligation, and disclaims any duty, to update the forward-looking statements in this report.

STRATEGIC ACTIONS

In November 2002, Alliant Energy’s Board of Directors approved certain strategic actions designed to maintain a strong credit profile for Alliant Energy (including WP&L), strengthen its (including WP&L’s) balance sheet and position Alliant Energy for improved long-term financial performance (including WP&L). The strategic actions signaled a shift to less aggressive growth targets driven primarily by Alliant Energy’s utility operations. Alliant Energy is continuing in its efforts to implement these strategic actions. The actions that directly impact WP&L are as follows:

1.	A plan to raise approximately $200 to $300 million of common equity in 2003, dependent on market conditions. Alliant Energy expects to direct the majority of the proceeds towards additional capital investments in its regulated domestic utilities.

2.	The implementation of additional cost control measures to be accomplished through Alliant Energy’s new Six Sigma program, the operation of its new enterprise resource planning system that was placed in service in October 2002 and by a heightened focus on operating its domestic utility business in a manner that aligns operating expenses with the revenues granted in its various rate filings.

RATES AND REGULATORY MATTERS

Overview—WP&L has one utility subsidiary, South Beloit. As a public utility holding company with significant utility assets, WP&L competes in an ever-changing utility industry. Electric energy generation, transmission and distribution are in a period of fundamental change resulting from legislative, regulatory, economic and technological changes. These changes impact competition in the electric wholesale and retail markets as customers of electric utilities are being offered alternative suppliers. Such competitive pressures could result in electric utilities losing customers and incurring stranded costs (i.e., assets and other costs rendered unrecoverable as the result of competitive pricing), which would be borne by security holders if the costs cannot be recovered from customers.

WP&L is currently subject to regulation by FERC, and state regulation in Wisconsin and Illinois. FERC regulates competition in the electric wholesale power generation market and each state regulates whether to permit retail competition, the terms of such retail competition and the recovery of any portion of stranded costs that are ultimately determined to have resulted from retail competition. WP&L cannot predict the timing of a restructured electric industry or the impact on its financial condition or results of operations but does believe it is well-positioned to compete in a deregulated competitive market. Although WP&L ultimately believes that the electric industry will be deregulated, the pace of deregulation in its primary retail electric service territories has been delayed due to more recent developments in the industry.

Certain Recent Developments—In July 2002, FERC issued a notice of proposed rules intended to standardize the wholesale electric market, which has generated significant industry discussion. Although WP&L believes that standardization of the wholesale electric market is appropriate and would benefit market participants, there may be significant changes to the proposed rules before they are adopted. Therefore, WP&L cannot determine the impact the final rules will have on its results of operations or financial condition.

WP&L’s merger-related price freezes expired in April 2002 and it is currently addressing the recovery of its cost increases through numerous rate filings. WP&L has received final orders in two of its rate cases and currently has two other rate cases pending. Details of these rate cases are as follows (dollars in millions):

Case	Utility Type	Filing Date	Increase Requested	Interim Increase Granted (1)	Interim Effective Date	Final Increase Granted	Final Effective Date	Expected Final Effective Date	Notes
2002 retail	E/G/W	Aug. 2001	$104	$49	April 2002	$82	Sept. 2002	N/A	(2)
2003 retail	E/G/W	May 2002	101	TBD	TBD	TBD	TBD	April 2003
2004 retail	E/G/W	March 2003	65	TBD	TBD	TBD	TBD	Jan. 2004
Wholesale	E	Feb. 2002	6	6	April 2002	3	Jan. 2003	N/A	(3)

Total			$276	$55		$85

(1)	Interim rate relief is implemented, subject to refund, pending determination of final rates.
(2)	In its September 2002 final order, the PSCW increased the authorized return on common equity from 11.7% to 12.3%.
(3)	In the fourth quarter of 2002, WP&L reached a settlement agreement with certain wholesale customers for an annual increase of $3 million and a refund of amounts previously collected in excess of the settlement. The settlement agreement was approved by FERC in January 2003. At Dec. 31, 2002, WP&L had reserved all amounts related to the anticipated refund.

A significant portion of the rate increases included in the previous table reflect the recovery of anticipated increased costs incurred by WP&L, or costs it expects to incur, thus the increase in revenues related to these cost increases would not result in a corresponding increase in income. WP&L and South Beloit are currently in the process of determining what other rate case filings may be necessary in 2003.

WP&L’s retail electric rates are based on annual forecasted fuel and purchased-power costs. Under PSCW rules, WP&L can seek emergency rate increases if the annual costs are more than 3% higher than the estimated costs used to establish rates. For 2001 and 2002, any collections in excess of costs incurred must be refunded, with interest. Accordingly, WP&L has established a reserve due to overcollection of past fuel and purchased-power costs and expects to refund such amount in 2003. The final ruling from the PSCW could result in an increase or decrease to the reserve that has been recorded.

The PSCW has issued new rules relating to the collection of fuel and purchased-power costs by Wisconsin utilities, including WP&L. The new rules and related procedures are intended, among other things, to significantly reduce regulatory lag for the utilities and customers related to the timing of the recovery of increased or decreased fuel and purchased-power costs. Purchased-power capacity costs will now be included in base rates. A process will also exist whereby the utilities can seek deferral treatment of capacity, transmission and emergency costs between base rate cases. The new rules are expected to be implemented for WP&L with its pending 2003 retail rate case.

RESULTS OF OPERATIONS

Overview—WP&L’s earnings available for common stock increased $7.4 million and $2.1 million in 2002 and 2001, respectively. The 2002 increase was primarily due to higher electric and gas margins, partially offset by increased operating expenses. The 2001 increase was primarily due to higher electric margins and a lower effective income tax rate, partially offset by increased operating expenses and lower gas margins.

Electric Utility Margins—Electric margins and MWh sales for WP&L were as follows (in thousands):

	Revenues and Costs					MWhs Sold
	2002	2001	*	2000	**	2002	2001	*	2000	**
Residential	$271,875	$248,128	10%	$229,668	8%	3,432	3,318	3%	3,151	5%
Commercial	146,726	138,269	6%	127,199	9%	2,150	2,122	1%	2,031	4%
Industrial	211,310	207,791	2%	190,085	9%	4,454	4,538	(2)%	4,688	(3)%

Total from ultimate customers	629,911	594,188	6%	546,952	9%	10,036	9,978	1%	9,870	1%
Sales for resale	125,822	131,187	(4)%	115,715	13%	3,654	3,524	4%	3,228	9%
Other	31,947	28,075	14%	29,524	(5)%	94	61	54%	63	(3)%

Total revenues/sales	787,680	753,450	5%	692,191	9%	13,784	13,563	2%	13,161	3%
Electric production fuels expense	132,492	120,722	10%	113,208	7%
Purchased-power expense	217,209	217,306	—	146,939	48%

Margin	$437,979	$415,422	5%	$432,044	(4)%

* Reflects the percent change from 2001 to 2002.    ** Reflects the percent change from 2000 to 2001.

Due to the formation of ATC on Jan. 1, 2001, the wheeling expenses from ATC included in electric margin in 2002 and 2001 were offset by equity income (WP&L accounts for its investment in ATC under the equity method), reduced other operation and maintenance expenses and lower depreciation expense, resulting in no significant net income impact due to the formation of ATC. On a comparable basis, electric margin increased $22.6 million, or 5%, and $13.8 million, or 3%, during 2002 and 2001, respectively. The 2002 increase was primarily due to the implementation of various rate increases in 2002, continued modest retail customer growth and more favorable weather conditions in 2002 compared to 2001, partially offset by the sluggish economy. The 2001 increase was primarily due to lower purchased-power and fuel costs impacting margin, increased residential and commercial sales due to more favorable weather conditions in 2001 compared to 2000 and continued retail customer growth. These items were partially offset by $10 million of income recorded in 2000 for a change in estimate of utility services rendered but unbilled at month-end due to the implementation of a refined estimation process and lower industrial sales, largely due to impacts of a slowing economy.

Gas Utility Margins—Gas margins and Dth sales for WP&L were as follows (in thousands):

	Revenues and Costs					Dths Sold
	2002	2001	*	2000	**	2002	2001	*	2000	**
Residential	$94,509	$107,673	(12)%	$96,204	12%	12,863	11,754	9%	12,769	(8)%
Commercial	50,121	58,658	(15)%	54,512	8%	8,574	7,572	13%	8,595	(12)%
Industrial	6,980	8,907	(22)%	8,581	4%	1,303	1,197	9%	1,476	(19)%
Transportation/other	27,481	31,625	(13)%	5,855	440%	18,572	16,866	10%	13,680	23%

Total revenues/sales	179,091	206,863	(13)%	165,152	25%	41,312	37,389	10%	36,520	2%
Cost of gas sold	110,119	153,823	(28)%	107,131	44%

Margin	$68,972	$53,040	30%	$58,021	(9)%

* Reflects the percent change from 2001 to 2002.    ** Reflects the percent change from 2000 to 2001.

Gas revenues and cost of gas sold were unusually high in 2001 due to the large increase in natural gas prices in the first half of 2001. Due to WP&L’s rate recovery mechanisms for gas costs, these increases alone had little impact on gas margin. Gas margin increased $15.9 million, or 30%, and decreased $5.0 million, or 9%, during 2002 and 2001, respectively. The 2002 increase was largely due to the implementation of a rate increase in 2002, improved results from WP&L’s performance-based commodity cost recovery program, continued modest retail customer growth and the negative impact high gas prices in early 2001 had on gas consumption during that period. The 2001 decrease was largely due to lower retail sales primarily related to unusually high gas prices earlier in 2001 as some customers either chose alternative fuel sources or used less natural gas, the impact of the slowing economy and lower results from WP&L’s performance-based commodity cost recovery program.

Refer to Note 1(i) of the “Notes to Consolidated Financial Statements” for information relating to utility fuel and natural gas cost recovery. Refer to Note 2 of the “Notes to Consolidated Financial Statements” and “Rates and Regulatory Matters” for discussion of WP&L’s rate filings.

Other Operating Expenses—Due to the formation of ATC in 2001, WP&L incurred $10 million of operation and maintenance expenses in 2000 that were not incurred in 2001. On a comparable basis, other operation and maintenance expenses increased $29.2 million and $7.6 million for 2002 and 2001, respectively. The 2002 increase was largely due to higher fossil generation, employee benefit, energy conservation, and energy delivery expenses. The 2001 increase was primarily due to higher nuclear operating costs (partially due to a planned refueling outage at Kewaunee in the fourth quarter of 2001), higher uncollectible customer account balances largely due to the unusually high gas prices earlier in the year and higher other administrative and general costs. These items were partially offset by decreased fossil plant maintenance expenses.

Depreciation and amortization expenses increased $7.1 million and decreased $10.8 million for 2002 and 2001, respectively. The 2002 increase was largely due to higher regulatory and software amortizations. Increased earnings on the nuclear decommissioning trust fund were largely offset by lower decommissioning expense based on reduced retail funding levels. The 2001 decrease was primarily due to the impact of the formation of ATC and decreased earnings on the nuclear decommissioning trust fund, partially offset by increased expense due to property additions. The accounting for earnings on the nuclear decommissioning trust funds results in no net income impact. Interest income is increased for earnings on the trust fund, which is offset in depreciation expense.

Taxes other than income taxes increased $3.3 million for 2001 due to increased gross receipts and payroll taxes.

Interest Expense and Other—Interest expense decreased $3.3 million in 2002 due to lower average interest rates on the outstanding borrowings. Interest income increased $13.5 million and decreased $5.0 million in 2002 and 2001, respectively, due to differences in earnings on the nuclear decommissioning trust fund. Equity income from unconsolidated investments increased $15.0 million in 2001, largely due to ATC beginning operations on Jan. 1, 2001. Miscellaneous, net income decreased $7.3 million in 2002 primarily due to lower income from sales of non-commodity products and services and income realized from weather hedges in 2001.

Income Taxes—The effective income tax rates were 35.6%, 35.9% and 37.5% in 2002, 2001 and 2000, respectively. Refer to Note 5 of the “Notes to Consolidated Financial Statements” for additional information.

LIQUIDITY AND CAPITAL RESOURCES

Overview—WP&L’s recent and future financing activities have been and will be undertaken against a backdrop of increased market concerns about general economic conditions and corporate governance issues as well as risks associated with particular sectors of the economy, including the energy industry. As a result of these factors, capital markets have become more restrictive. The commercial paper market, for example, has become more limited for many companies in terms of the amounts of available capital and the corresponding maturities. Medium- and long-term debt markets have become sensitive to increased credit ratings volatility and to a heightened perception of liquidity risk in the energy sector. As a result, investors have become more selective and have differentiated among otherwise comparable issuers in a way that has made the financing process more challenging. In response to these changing market conditions, WP&L is working closely with its financial advisors and others to access the capital it needs to operate its business. Based on WP&L’s strong cash flows coupled with actions Alliant Energy expects to take to strengthen its and WP&L’s balance sheet, WP&L currently believes it will be able to secure the capital it requires to implement its strategic plan. WP&L anticipates financing its construction expenditures during 2003-2005 through internally generated funds supplemented, when necessary, by outside financing.

Cash Flows—Selected information from the Consolidated Statements of Cash Flows was as follows (in thousands):

	2002	2001	2000
Cash flows from (used for):
Operating activities	$ 223,750	$ 135,886	$ 174,060
Financing activities	(27,685)	(19,176)	987
Investing activities	(187,795)	(116,832)	(174,880)

In 2002, WP&L’s cash flows from operating activities increased due to changes in working capital; and cash flows used for investing activities increased primarily due to proceeds received from the transfer of WP&L’s transmission assets to ATC in 2001. In 2001, WP&L’s cash flows from operating activities decreased due to changes in working capital; cash flows used for financing activities increased due to common stock dividends paid in 2001 as no dividends were declared in 2000 due to management of WP&L’s capital structure, partially offset by a capital contribution of $35 million by Alliant Energy and changes in debt issued and retired; cash flows used for investing activities decreased in 2001 primarily due to proceeds received from the transfer of WP&L’s transmission assets to ATC.

Common Equity—The PSCW has indicated it will require an additional equity infusion by Alliant Energy into WP&L during 2003. WP&L anticipates the final PSCW order, which is expected to be issued in the second quarter of 2003, will also include a customer refund provision if the timing and/or amount of the equity infusion differs from the assumptions included in the WP&L rate case.

Debt—Alliant Energy discontinued the use of its utility money pool in 2002 and WP&L is now meeting any short-term borrowing needs by issuing commercial paper.

WP&L is party to various credit facilities and other borrowing arrangements, some of which are summarized below. In addition to the specific covenants detailed below under the 364-day revolving credit agreement, WP&L’s facilities and borrowing arrangements contain various customary terms and conditions, including required capitalization, net worth and interest coverage requirements, maintenance requirements related to bonded property and cross-default provisions. At Dec. 31, 2002, WP&L was in compliance with the financial ratios and covenant requirements under its credit facilities and borrowing arrangements.

In October 2002, WP&L completed the syndication of a 364-day revolving credit facility totaling $150 million, available for direct borrowing or to support commercial paper. The new credit facility agreement contains various covenants, including a debt-to-capital ratio of less than 58%. At Dec. 31, 2002, WP&L’s debt-to-capital ratio was 40.7%.

The debt component of the capital ratio includes long- and short-term debt (excluding trade payables), capital lease obligations, letters of credit and guarantees of the foregoing and unfunded vested benefits under pension plans. The equity component excludes accumulated other comprehensive income (loss).

At Dec. 31, 2002, WP&L had $60 million of commercial paper outstanding, with a weighted average maturity of 34 days and discount rate of 1.6%. There were no bank facility borrowings at Dec. 31, 2002.

In addition to funding working capital needs, the availability of short-term financing provides WP&L flexibility in the issuance of long-term securities. The level of short-term borrowing fluctuates based on seasonal corporate needs, the timing of long-term financing and capital market conditions. At Dec. 31, 2002, WP&L was authorized by the applicable federal or state regulatory agencies to issue short-term debt of $240 million, which includes $85 million for general corporate purposes, an additional $100 million should it no longer sell its utility receivables and an additional $55 million should it need to repurchase its variable rate demand bonds.

At Dec. 31, 2002, WP&L had $255 million of long-term debt that will mature prior to Dec. 31, 2007. Depending upon market conditions, it is currently anticipated that a majority of the maturing debt will be refinanced with the issuance of long-term securities.

Refer to Note 8 of the “Notes to Consolidated Financial Statements” for additional information on short- and long-term debt.

Credit Ratings and Balance Sheet—Access to the long- and short-term capital and credit markets, and costs of external financing, are dependent on creditworthiness. WP&L is committed to taking the necessary steps required to maintain strong credit ratings and to strengthen its balance sheet. If WP&L’s credit ratings are downgraded in the future, then WP&L’s borrowing costs may increase and its access to capital markets may be limited. If access to capital markets becomes significantly constrained, then WP&L’s results of operations and financial condition could be materially adversely affected. In December 2002 and January 2003, Standard & Poor’s and Moody’s, respectively, issued revised credit ratings as follows (long-term debt ratings only apply to senior debt):

	Standard & Poor’s	Moody’s
Secured long-term debt	A	A1
Unsecured long-term debt	BBB+	A2
Commercial paper	A-2	P-1
Corporate	A-	A2
Outlook	Negative	Stable

Ratings Triggers—The long-term debt of WP&L is not subject to any repayment requirements as a result of credit rating downgrades or so-called “ratings triggers.” However, certain lease agreements do contain such ratings triggers. The threshold for these triggers varies among the applicable leases. In addition, the amount of proceeds available to WP&L from its sale of utility customer accounts receivable program could be reduced in the event of certain credit rating downgrades at the Alliant Energy parent company level. WP&L is also party to various agreements, including purchased-power agreements and fuel contracts that may be deemed to be in default in the event of certain credit rating downgrades. In the event of such a default, WP&L may be able to cure the default in a number of ways, including posting letters of credit equal to the amount of the exposure, unwinding the contract or paying the obligation.

Sale of Accounts Receivable—Refer to Note 4 of the “Notes to Consolidated Financial Statements” for information on WP&L’s sale of accounts receivable program.

Off-Balance Sheet Arrangements—WP&L utilizes synthetic leases to finance certain utility railcars and a utility radio dispatch system. Synthetic leases provide favorable financing rates to WP&L while allowing it to maintain operating control of its leased assets. Several of WP&L’s synthetic leases involve the use of unconsolidated structured finance or variable interest entities. WP&L has guarantees outstanding related to the residual value of these synthetic leases. WP&L does not currently anticipate entering into any additional synthetic leases. WP&L also uses variable interest entities for its utility sale of accounts receivable program whereby WP&L uses proceeds from the sale of the accounts receivable and unbilled revenues to maintain flexibility in its capital structure, take advantage of favorable short-term interest rates and finance a portion of its long-term cash needs. The sale of accounts receivable generates a significant amount of short-term financing for WP&L. If this financing alternative were not available, WP&L anticipates it would have enough short-term borrowing capacity to compensate. Refer to “Ratings Triggers” for the impact of credit rating downgrades on WP&L related to these synthetic leases and accounts receivable sales program.

Beginning in the third quarter of 2003, under FIN 46 it is reasonably possible that WP&L could be considered the primary beneficiary of certain variable interest entities utilized for its synthetic lease financings and receivable sales program and could be required to consolidate the operating results and associated assets and liabilities of the variable interest entities in its financial statements. WP&L is in the process of evaluating the potential impacts of FIN 46. WP&L is also currently evaluating the structure of its synthetic leases and receivable sales program to determine if these structures can be modified to qualify for off-balance sheet treatment under FIN 46.

Contractual Obligations—WP&L’s long-term contractual cash obligations as of Dec. 31, 2002 were as follows (in millions):

	2003	2004	2005	2006	2007	Thereafter	Total
Long-term debt (Note 8)	$—	$62	$88	$—	$105	$269	$524
Operating leases (Note 3)	27	61	75	76	76	335	650
Purchase obligations (Note 11(b))	86	47	26	15	15	27	216

	$113	$170	$189	$91	$196	$631	$1,390

At Dec. 31, 2002, long-term debt as noted in the previous table was included on the Consolidated Balance Sheets. In addition, at Dec. 31, 2002, there were various other long-term liabilities and deferred credits included on the Consolidated Balance Sheets that, due to the nature of the liabilities, the timing of payments cannot be estimated and are therefore excluded from the tables. Operating leases and purchase obligations are amounts committed under contract which were not recorded on the Consolidated Balance Sheets at Dec. 31, 2002, in accordance with GAAP. Purchase obligations represent normal business contracts used to ensure adequate purchased-power, coal and natural gas supplies and to minimize exposure to market price fluctuations. In connection with WP&L’s construction and acquisition program, WP&L also enters into commitments related to such program on an ongoing basis.

Credit Risk—Credit risk is inherent in WP&L’s operations and relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. WP&L maintains credit risk oversight and sets limits and policies with regards to its counterparties, which management believes minimizes its overall credit risk exposure. However, there is no assurance that such policies will protect WP&L against all losses from non-performance by counterparties.

Environmental—WP&L’s pollution abatement programs are subject to continuing review and are periodically revised due to changes in environmental regulations, construction plans and escalation of construction costs. While management cannot precisely forecast the effect of future environmental regulations on operations, it has taken steps to anticipate the future while also meeting the requirements of current environmental regulations.

WP&L’s facilities are subject to state and federal requirements of the CAA, including meeting ambient air quality standards. As a result of a new rate-of-progress rule developed by the Wisconsin DNR, and based on existing technology, WP&L estimates the total aggregate capital investments necessary to comply with the new rules will be approximately $19 million in 2003 through 2007. WP&L is also currently addressing various other potential federal and state environmental rulemakings and activities, including: 1) proposed revisions to the Wisconsin Administrative Code concerning the amount of heat that WP&L’s generating stations can discharge into Wisconsin waters which could have a significant impact on WP&L’s operation of its Wisconsin generating facilities; 2) potential new rules that may be pursued by the EPA and the states in the WP&L service territory related to various air emissions; 3) the multiple requests WP&L has received from the EPA related to the historical operation of WP&L’s major coal-fired generating units, which requests have been the precursor to penalties and additional capital requirements in some cases involving similar requests to other electric generating facilities; 4) the New Source Review reforms published by the EPA in December 2002; 5) several other legislative and regulatory proposals regarding the control of emissions of air pollutants and greenhouse gases from a variety of sources, including generating facilities; and 6) the July 2002 request from the Wisconsin DNR that WP&L submit a written plan for facility closure of the Rock River Generating Station landfill and clean-up of its support ponds and all areas where coal combustion waste is present. WP&L cannot presently predict the final outcome of these proposals or actions, but believes that required capital investments and/or modifications resulting from them could be significant. WP&L believes that prudent expenses incurred by it likely would be recovered in rates from its customers. Refer to Note 11(e) of the “Notes to Consolidated Financial Statements” for further discussion of environmental matters.

Construction and Acquisition Expenditures—Capital expenditures, investments and financing plans are continually reviewed, approved and updated as part of WP&L’s ongoing strategic planning and annual budgeting processes. In addition, material capital expenditures and investments are subject to a rigorous cross-functional review prior to approval. Changes in WP&L’s anticipated construction and acquisition expenditures may result from a number of reasons including economic conditions, regulatory requirements, ability to obtain adequate and timely rate relief, the level of WP&L’s profitability, WP&L’s desire to maintain strong credit ratings and reasonable capitalization ratios, variations in sales, changing market conditions and new opportunities. WP&L believes its capital control processes adequately reduce the risks associated with large capital expenditures and investments.

WP&L currently anticipates construction and acquisition expenditures for utility infrastructure and reliability investments to be $160 million in 2003 and $410 million in 2004-2005. WP&L has not entered into contractual commitments relating to the majority of its anticipated capital expenditures. As a result, WP&L does have discretion as to the eventual level of capital expenditures incurred and it closely monitors and updates such estimates on an ongoing basis based on numerous economic and other factors.

OTHER MATTERS

Market Risk Sensitive Instruments and Positions—WP&L’s primary market risk exposures are associated with interest rates and commodity and equity prices. WP&L has risk management policies to monitor and assist in controlling these market risks and uses derivative instruments to manage some of the exposures.

Interest Rate Risk—WP&L is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate debt, utility customer accounts receivable sale program and variable-rate leasing agreements. WP&L manages its interest rate risk by limiting its variable interest rate exposure and by continuously monitoring the effects of market changes on interest rates. WP&L has also historically used interest rate swap and interest rate forward agreements to assist in the management of its interest exposure. In the event of significant interest rate fluctuations, management would take actions to minimize the effect of such changes on WP&L’s results of operations and financial condition. Assuming no change in WP&L’s consolidated financial structure, if variable interest rates were to average 100 basis points higher (lower) in 2003 than in 2002, interest expense and pre-tax earnings would increase (decrease) by approximately $2.5 million. These amounts were determined by considering the impact of a hypothetical 100 basis point increase (decrease) in interest rates on WP&L’s consolidated variable-rate debt held, the amount outstanding under the utility customer accounts receivable sale program and variable-rate lease balances at Dec. 31, 2002.

Commodity Risk—Non-trading—WP&L is exposed to the impact of market fluctuations in the commodity price and transportation costs of electricity and natural gas products it markets. WP&L employs established policies and procedures to manage its risks associated with these market fluctuations including the use of various commodity derivatives. WP&L’s exposure to commodity price risks is significantly mitigated by the current rate making structures in place for the recovery of its electric fuel and purchased energy costs as well as its cost of natural gas purchased for resale. Refer to Note 1(i) of the “Notes to Consolidated Financial Statements” for further discussion.

WP&L periodically utilizes gas commodity derivative instruments to reduce the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during the winter months. The gas commodity swaps in place approximate the forecasted storage withdrawal plan during this period. Therefore, market price fluctuations that result in an increase or decrease in the value of the physical commodity are substantially offset by changes in the value of the gas commodity swaps. To the extent actual storage withdrawals vary from forecasted withdrawals, WP&L has physical commodity price exposure. A 10% increase (decrease) in the price of gas would not have a significant impact on the combined fair market value of the gas in storage and related swap arrangements in place at Dec. 31, 2002.

Equity Price Risk—WP&L maintains a trust fund to fund its anticipated nuclear decommissioning costs. At Dec. 31, 2002 and 2001, this fund was invested primarily in domestic equity and debt instruments. Fluctuations in equity prices or interest rates will not affect WP&L’s consolidated results of operations as such fluctuations are recorded in equally offsetting amounts of investment income and depreciation when they are realized. In 2001, WP&L entered into a four-year hedge on equity assets in its nuclear decommissioning trust fund. Refer to Note 10(c) of the “Notes to Consolidated Financial Statements” for further discussion. Refer to Notes 1(l) and 10 of the “Notes to Consolidated Financial Statements” for further discussion of WP&L’s derivative financial instruments.

Accounting Pronouncements—In November 2002, the FASB issued FIN 45 which requires disclosures by a guarantor about its obligations under certain guarantees that it has issued. FIN 45 also requires recognizing, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The recognition and measurement provisions of FIN 45 are effective on a prospective basis for guarantees issued or modified after Dec. 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after Dec. 15, 2002. WP&L does not anticipate FIN 45 will have a material impact on its financial condition or results of operations. Refer to Note 11(d) of the “Notes to Consolidated Financial Statements” for additional information on guarantees.

In January 2003, the FASB issued FIN 46 which addresses consolidation by business enterprises of variable interest entities. FIN 46 requires consolidation where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. WP&L will apply the provisions of FIN 46 prospectively for all variable interest entities created after

Jan. 31, 2003. For variable interest entities created before Jan. 31, 2003, WP&L will be required to consolidate all entities in which it is a primary beneficiary beginning in the third quarter of 2003. It is reasonably possible the implementation of FIN 46 will require that certain variable interest entities be included on the Consolidated Balance Sheets. Refer to Notes 3 and 4 of the “Notes to Consolidated Financial Statements” for additional information on variable interest entities related to synthetic leases and the utility customer accounts receivable sale program, respectively.

SFAS 143, which provides accounting and disclosure requirements for retirement obligations associated with long-lived assets, was effective Jan. 1, 2003. SFAS 143 requires that the present value of retirement costs for which WP&L has a legal obligation be recorded as liabilities with an equivalent amount added to the asset cost. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss. The adoption of SFAS 143 will have no impact on WP&L’s earnings, as the effects will be offset by the establishment of regulatory assets or liabilities pursuant to SFAS 71, “Accounting for the Effects of Certain Types of Regulation.”

WP&L has completed a detailed assessment of the specific applicability and implications of SFAS 143. The scope of SFAS 143 as it relates to WP&L primarily includes decommissioning costs for Kewaunee. It also applies to a smaller extent to several other assets including, but not limited to, active ash landfills, water intake facilities, underground storage tanks, groundwater wells, transmission and distribution equipment, easements, leases and the dismantlement of certain hydro facilities. Other than Kewaunee, WP&L’s asset retirement obligations as of Jan. 1, 2003 are not significant.

Prior to January 2003, WP&L recorded nuclear decommissioning charges in accumulated depreciation on its Consolidated Balance Sheets. Upon adoption of SFAS 143, WP&L will reverse approximately $175 million, previously recorded in accumulated depreciation and will record liabilities of approximately $175 million. The difference between amounts previously recorded and the net SFAS 143 liability will be deferred as a regulatory asset and is expected to approximate $0 for WP&L.

WP&L has previously recognized removal costs as a component of depreciation expense and accumulated depreciation for other non-nuclear assets in accordance with regulatory rate recovery. As of Dec. 31, 2002, WP&L estimates that it has approximately $150 million of such regulatory liabilities recorded in “Accumulated depreciation” on its Consolidated Balance Sheets.

In 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” which replaced SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS 144 also applies to discontinued operations. SFAS 144 requires that those long-lived assets classified as held for sale be measured at the lower of their carrying amount or the fair value less cost to sell, and that no depreciation, depletion and amortization shall be recorded while an asset is classified as held for sale. Discontinued operations are no longer measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a planned disposal transaction that is probable of being completed within one year. If the criteria to classify operations as held for sale are subsequently no longer met, the assets classified as held for sale shall be reclassified as held and used in the period the held for sale criteria are no longer met. WP&L adopted SFAS 144 on Jan. 1, 2002.

WP&L does not expect the various other new accounting pronouncements not mentioned above that were effective in 2002 to have a material impact on WP&L’s results of operations or financial condition.

Critical Accounting Policies—Based on historical experience and various other factors, WP&L believes the policies identified below are critical to its business and the understanding of its results of operations as they require critical estimates be made based on the assumptions and judgment of management. The preparation of consolidated financial statements requires management to make various estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingencies. The results of these estimates and judgments form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and judgments. WP&L’s management has discussed these critical accounting policies with the Audit Committee of its Board of Directors. Refer to Note 1 of the “Notes to Consolidated Financial Statements” for a discussion of WP&L’s accounting policies and the estimates and assumptions used in the preparation of the consolidated financial statements.

Regulatory Assets and Liabilities—WP&L is regulated by various federal and state regulatory agencies. As a result, WP&L qualifies for the application of SFAS 71, which recognizes that the actions of a regulator can provide reasonable assurance of the existence of an asset or liability. Regulatory assets or liabilities arise as a result of a difference between GAAP and the accounting principles imposed by the regulatory agencies. Regulatory assets generally represent incurred costs that have been deferred as they are probable of recovery in customer rates. Regulatory liabilities generally represent obligations to make refunds to customers for various reasons.

WP&L recognizes regulatory assets and liabilities in accordance with the rulings of its federal and state regulators and future regulatory rulings may impact the carrying value and accounting treatment of WP&L’s regulatory assets and liabilities. WP&L periodically assesses whether the regulatory assets are probable of future recovery by considering factors such as regulatory environment changes, recent rate orders issued by the applicable regulatory agencies and the status of any pending or potential deregulation legislation. The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs, the rate of return on invested capital and the timing and amount of assets to be recovered by rates. A change in these assumptions may result in a material impact on WP&L’s results of operations. Refer to Note 1(c) of the “Notes to Consolidated Financial Statements” for further discussion.

Asset Valuations—

Investments—The Consolidated Balance Sheets include investments in available-for-sale securities accounted for in accordance with SFAS 115. WP&L monitors any unrealized losses from such investments to determine if the loss is considered to be a temporary or permanent decline. The determination as to whether the investment is temporarily versus permanently impaired requires considerable judgment. When the investment is considered permanently impaired, the previously recorded unrealized loss would be recorded directly to the income statement as a realized loss. The Consolidated Balance Sheets also contain various other investments that are evaluated for recoverability when indicators of impairment may exist.

Derivative Financial Instruments—WP&L uses derivative financial instruments to hedge exposures to fluctuations in interest rates, certain commodity prices, volatility in a portion of natural gas sales volumes due to weather and to mitigate the equity price volatility associated with certain investments in equity securities. WP&L does not use such instruments for speculative purposes. To account for these derivative instruments in accordance with the applicable accounting rules, WP&L must determine the fair value of its derivatives. In accordance with SFAS 133, the fair value of all derivative instruments are recognized as either assets or liabilities in the balance sheet with the changes in their value recognized in earnings for the non-regulated businesses, unless specific hedge accounting criteria are met. For WP&L, changes in the derivatives fair values are generally recorded as regulatory assets or liabilities. If an established, quoted market exists for the underlying commodity of the derivative instrument, WP&L uses the quoted market price to value the derivative instrument. For other derivatives, WP&L estimates the value based upon other quoted prices or acceptable valuation methods. WP&L also reviews the nature of its contracts for the purchase and sale of non-financial assets to assess whether the contracts meet the definition of a derivative and the requirements to follow hedge accounting as allowed by the applicable accounting rules. The determination of derivative status and valuations involves considerable judgment. Based on the fuel and natural gas cost recovery mechanisms in place, as well as other specific regulatory authorizations, changes in fair market values of derivatives generally have no impact on WP&L’s results of operations.

Unbilled Revenues—Energy sales to individual customers are based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding estimated unbilled revenue is recorded. The unbilled revenue estimate is based on daily generation volumes, estimated customer usage by class, weather impacts, line losses and the most recent customer rates. Such process involves the use of various estimates, thus significant changes in the estimates could have a material impact on WP&L’s results of operations.

Accounting for Pensions—WP&L accounts for pensions under SFAS 87, “Employers’ Accounting for Pensions.” Under these rules, certain assumptions are made which represent significant estimates. There are many factors involved in determining an entity’s pension liabilities and costs each period including assumptions regarding employee demographics (including age, life expectancies, compensation levels), discount rates, assumed rate of returns and funding. Changes made to the plan provisions may also impact current and future pension costs. WP&L’s assumptions are supported by historical data and reasonable projections and are reviewed annually with an outside actuary firm and an investment consulting firm. As of Dec. 31, 2002, WP&L was using a 6.75% discount rate and a 9% annual rate of return on investments. In selecting an assumed discount rate, WP&L reviews various corporate Aa bond indices. The 9% annual rate of return is consistent with WP&L’s historical returns and is based on projected long-term equity and bond returns, maturities and asset allocations.

Other Future Considerations—In addition to items discussed earlier in MD&A, the following items could impact WP&L’s future financial condition or results of operations:

Retirement Benefits—WP&L’s qualified pension and other postretirement benefit expenses for 2003 are currently expected to be approximately $7 million higher than in 2002, primarily due to unfavorable asset returns, a reduction in the discount rate used to value plan benefit obligations and expected increases in retiree medical costs. WP&L will pursue the possible recovery of these cost increases in any rate filings it has.

Enterprise Resource Planning (ERP) System—Alliant Energy implemented a new ERP system in October 2002 which will result in annual amortization expense of approximately $11 million (approximately $5 million for WP&L) for five years. Alliant Energy is seeking rate recovery of the utility portion of the amortized expenses which represents a significant majority of the amortized expenses.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareowners of Wisconsin Power and Light Company:

We have audited the accompanying consolidated balance sheets and statements of capitalization of Wisconsin Power and Light Company and subsidiaries (the “Company”) as of December 31, 2002 and 2001, and related consolidated statements of income, cash flows and changes in common equity for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

March 18, 2003

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CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
Operating revenues:
Electric utility	$787,680	$753,450	$692,191
Gas utility	179,091	206,863	165,152
Water	5,307	5,040	5,038

	972,078	965,353	862,381

Operating expenses:
Electric production fuels	132,492	120,722	113,208
Purchased power	217,209	217,306	146,939
Cost of gas sold	110,119	153,823	107,131
Other operation and maintenance	215,689	186,477	188,967
Depreciation and amortization	136,232	129,098	139,911
Taxes other than income taxes	32,874	32,504	29,163

	844,615	839,930	725,319

Operating income	127,463	125,423	137,062

Interest expense and other:
Interest expense	40,202	43,483	44,644
Interest income	(21,590)	(8,109)	(13,143)
Equity income from unconsolidated investments	(17,022)	(15,535)	(552)
Allowance for funds used during construction	(2,639)	(4,753)	(5,365)
Miscellaneous, net	2,864	(4,391)	(2,841)

	1,815	10,695	22,743

Income before income taxes	125,648	114,728	114,319

Income taxes	44,724	41,238	42,918

Income before cumulative effect of a change in accounting principle, net of tax	80,924	73,490	71,401

Cumulative effect of a change in accounting principle, net of tax	—	—	35

Net income	80,924	73,490	71,436

Preferred dividend requirements	3,310	3,310	3,310

Earnings available for common stock	$77,614	$70,180	$68,126

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2002	2001
	(in thousands)
Property, plant and equipment:
Electric plant in service	$1,843,834	$1,779,593
Gas plant in service	286,652	280,881
Water plant in service	33,062	32,497
Other plant in service	242,329	243,121
Accumulated depreciation	(1,410,036)	(1,328,111)

Net plant	995,841	1,007,981
Construction work in progress	96,746	37,828
Other, net	17,811	18,085

	1,110,398	1,063,894

Current assets:
Cash and temporary cash investments	8,577	307
Accounts receivable:
Customer, less allowance for doubtful accounts of $1,770 and $1,543	7,977	33,190
Associated companies	21,484	3,676
Other, less allowance for doubtful accounts of $458 and $ —	18,191	16,571
Production fuel, at average cost	18,980	17,314
Materials and supplies, at average cost	22,133	20,669
Gas stored underground, at average cost	16,679	22,187
Regulatory assets	27,999	5,163
Prepaid gross receipts tax	27,388	25,673
Other	8,599	7,855

	178,007	152,605

Investments:
Nuclear decommissioning trust funds	223,734	215,794
Investment in ATC and other	133,043	127,941

	356,777	343,735

Other assets:
Regulatory assets	102,674	109,864
Deferred charges and other	236,741	205,702

	339,415	315,566

Total assets	$1,984,597	$1,875,800

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
CAPITALIZATION AND LIABILITIES	2002	2001
	(in thousands)
Capitalization (See Consolidated Statements of Capitalization):
Common stock—$5 par value—authorized 18,000,000 shares; 13,236,601 shares outstanding	$66,183	$66,183
Additional paid-in capital	325,603	264,603
Retained earnings	399,302	381,333
Accumulated other comprehensive loss	(24,108)	(10,167)

Total common equity	766,980	701,952

Cumulative preferred stock	59,963	59,963
Long-term debt (excluding current portion)	468,208	468,083

	1,295,151	1,229,998

Current liabilities:
Variable rate demand bonds	55,100	55,100
Commercial paper	60,000	—
Notes payable to associated companies	—	90,816
Accounts payable	90,869	94,091
Accounts payable to associated companies	43,276	25,231
Accrued taxes	19,353	2,057
Regulatory liabilities	16,938	7,619
Other	29,064	25,543

	314,600	300,457

Other long-term liabilities and deferred credits:
Accumulated deferred income taxes	191,894	206,245
Accumulated deferred investment tax credits	23,241	24,907
Pension and other benefit obligations	58,921	18,175
Customer advances	36,555	34,178
Other	64,235	61,840

	374,846	345,345

Commitments and contingencies (Note 11)

Total capitalization and liabilities	$1,984,597	$1,875,800

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
Cash flows from operating activities:
Net income	$80,924	$73,490	$71,436
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	136,232	129,098	139,911
Amortization of nuclear fuel	6,486	4,554	5,066
Amortization of deferred energy efficiency expenditures	21,179	14,361	14,361
Deferred tax benefits and investment tax credits	(5,562)	(6,791)	(12,077)
Equity income from unconsolidated investments, net	(17,022)	(15,535)	(552)
Distributions from equity method investments	13,199	8,450	992
Other	(22,160)	(10,539)	(15,451)
Other changes in assets and liabilities:
Accounts receivable	5,785	14,408	(29,733)
Accounts payable	(11,676)	(20,549)	36,265
Accrued taxes	17,296	(1,225)	(3,257)
Other	(931)	(53,836)	(32,901)

Net cash flows from operating activities	223,750	135,886	174,060

Cash flows from (used for) financing activities:
Common stock dividends	(59,645)	(60,449)	—
Preferred stock dividends	(3,310)	(3,310)	(3,310)
Capital contribution from parent	61,000	35,000	—
Proceeds from issuance of long-term debt	—	—	100,000
Reductions in long-term debt	—	(47,000)	(1,875)
Net change in short-term borrowings	(30,816)	61,572	(96,505)
Other	5,086	(4,989)	2,677

Net cash flows from (used for) financing activities	(27,685)	(19,176)	987

Cash flows used for investing activities:
Utility construction expenditures	(156,921)	(147,032)	(131,640)
Nuclear decommissioning trust funds	(16,092)	(16,092)	(16,092)
Proceeds from formation of ATC and other asset dispositions	—	75,600	961
Other	(14,782)	(29,308)	(28,109)

Net cash flows used for investing activities	(187,795)	(116,832)	(174,880)

Net increase (decrease) in cash and temporary cash investments	8,270	(122)	167

Cash and temporary cash investments at beginning of period	307	429	262

Cash and temporary cash investments at end of period	$8,577	$307	$429

Supplemental cash flows information:
Cash paid during the period for:
Interest	$39,540	$43,237	$40,455

Income taxes, net of refunds	$35,875	$54,161	$54,676

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CAPITALIZATION

	December 31,
	2002	2001
	(in thousands, except share amounts)

Common equity	$766,980	$701,952

Cumulative preferred stock:
Cumulative, without par value, not mandatorily redeemable—authorized 3,750,000 shares, maximum aggregate stated value $150,000,000:
$100 stated value—4.50% series, 99,970 shares outstanding	9,997	9,997
$100 stated value—4.80% series, 74,912 shares outstanding	7,491	7,491
$100 stated value—4.96% series, 64,979 shares outstanding	6,498	6,498
$100 stated value—4.40% series, 29,957 shares outstanding	2,996	2,996
$100 stated value—4.76% series, 29,947 shares outstanding	2,995	2,995
$100 stated value—6.20% series, 150,000 shares outstanding	15,000	15,000
$25 stated value—6.50% series, 599,460 shares outstanding	14,986	14,986

	59,963	59,963

Long-term debt:
First Mortgage Bonds:
1984 Series A, variable rate (1.6% at December 31, 2002), due 2014	8,500	8,500
1988 Series A, variable rate (2.1% at December 31, 2002), due 2015	14,600	14,600
1991 Series A, variable rate (1.85% at December 31, 2002), due 2015	16,000	16,000
1991 Series B, variable rate (1.85% at December 31, 2002), due 2005	16,000	16,000
1992 Series W, 8.6%, due 2027	70,000	70,000
1992 Series X, 7.75%, due 2004	62,000	62,000
1992 Series Y, 7.6%, due 2005	72,000	72,000

	259,100	259,100
Debentures, 7%, due 2007	105,000	105,000
Debentures, 5.7%, due 2008	60,000	60,000
Debentures, 7 5/8%, due 2010	100,000	100,000

	524,100	524,100

Less:
Variable rate demand bonds	(55,100)	(55,100)
Unamortized debt discount, net	(792)	(917)

	468,208	468,083

Total capitalization	$1,295,151	$1,229,998

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Common Equity
	(in thousands)
2000:
Beginning balance	$66,183	$229,438	$303,476	$—	$599,097
Earnings available for common stock			68,126		68,126
Unrealized holding losses on derivatives due to cumulative effect of a change in accounting principle, net of tax of ($430)				(642)	(642)
Other unrealized holding losses on derivatives, net of tax of ($3,634)				(5,151)	(5,151)
Less: reclassification adjustment for losses included in earnings available for common stock, net of tax of ($769)				(1,085)	(1,085)

Net unrealized losses on qualifying derivatives				(4,708)	(4,708)

Total comprehensive income					63,418
Stock options exercised		78			78

Ending balance	66,183	229,516	371,602	(4,708)	662,593

2001:
Earnings available for common stock			70,180		70,180
Minimum pension liability adjustment, net of tax of ($9,552)				(14,248)	(14,248)
Unrealized holding gains on derivatives, net of tax of $3,932				5,952	5,952
Less: reclassification adjustment for losses included in earnings available for common stock, net of tax of ($1,676)				(2,837)	(2,837)

Net unrealized gains on qualifying derivatives				8,789	8,789

Total comprehensive income					64,721
Common stock dividends			(60,449)		(60,449)
Stock options exercised		87			87
Capital contribution from parent		35,000			35,000

Ending balance	66,183	264,603	381,333	(10,167)	701,952

2002:
Earnings available for common stock			77,614		77,614
Minimum pension liability adjustment, net of tax of ($6,823)				(10,177)	(10,177)
Unrealized holding losses on derivatives, net of tax of ($92)				(137)	(137)
Less: reclassification adjustment for gains included in earnings available for common stock, net of tax of $2,432				3,627	3,627

Net unrealized losses on qualifying derivatives				(3,764)	(3,764)

Total comprehensive income					63,673
Common stock dividends			(59,645)		(59,645)
Capital contribution from parent		61,000			61,000

Ending balance	$66,183	$325,603	$399,302	($24,108)	$766,980

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General—The consolidated financial statements include the accounts of WP&L and its principal consolidated subsidiaries WPL Transco LLC and South Beloit. WP&L is a direct subsidiary of Alliant Energy and is engaged principally in the generation, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and the provision of water services. Nearly all of WP&L’s retail customers are located in south and central Wisconsin.

The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis. All significant intercompany balances and transactions have been eliminated from the consolidated financial statements. The consolidated financial statements are prepared in conformity with GAAP, which give recognition to the rate making and accounting practices of FERC and state commissions having regulatory jurisdiction. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect: a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior period amounts have been reclassified on a basis consistent with the current year presentation.

Unconsolidated investments for which WP&L has at least a 20% non-controlling voting interest are generally accounted for under the equity method of accounting. These investments are stated at acquisition cost, increased or decreased for WP&L’s equity in net income or loss, which is included in “Equity income from unconsolidated investments” in the Consolidated Statements of Income and decreased for any dividends received. Investments that do not meet the criteria for consolidation or the equity method of accounting are accounted for under the cost method. Refer to Note 9 for discussion of WP&L’s cost method investments that are marked-to-market in accordance with SFAS 115.

(b) Regulation—WP&L is subject to regulation under PUHCA, FERC, the PSCW and the ICC.

(c) Regulatory Assets and Liabilities—WP&L is subject to the provisions of SFAS 71, “Accounting for the Effects of Certain Types of Regulation,” which provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or accrued as regulatory liabilities and are recognized in the Consolidated Statements of Income at the time they are reflected in rates. As of Dec. 31, 2002, WP&L had approximately $6 million of regulatory assets that were not earning returns. At Dec. 31, 2002 and 2001, regulatory assets and liabilities were comprised of the following items (in millions):

	Regulatory Assets		Regulatory Liabilities
	2002	2001	2002	2001
Energy efficiency program costs	$38.6	$33.9	$ —	$ —
Tax-related	25.0	29.0	14.6	15.1
Environmental-related	19.0	18.7	0.6	0.5
Other	48.1	33.4	17.0	7.6

	$130.7	$115.0	$32.2	$23.2

If a portion of WP&L’s operations becomes no longer subject to the provisions of SFAS 71 as a result of competitive restructuring or otherwise, a write-down of related regulatory assets would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under GAAP for continued accounting as regulatory assets during such recovery period. In addition, WP&L would be required to determine any impairment of other assets and write-down such assets to their fair value.

(d) Income Taxes—WP&L is subject to the provisions of SFAS 109, “Accounting for Income Taxes,” and follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities, as appropriate, for all temporary differences between the tax basis of assets and liabilities and the amounts reported in the consolidated financial statements. Deferred taxes are recorded using currently enacted tax rates.

Except as noted below, income tax expense includes provisions for deferred taxes to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax return purposes. As temporary differences reverse, the related accumulated deferred income taxes are reversed to income.

Investment tax credits have been deferred and are subsequently credited to income over the average lives of the related property. Other tax credits reduce income tax expense in the year claimed and are generally related to research and development.

The PSCW has allowed rate recovery of deferred taxes on all temporary differences since August 1991. WP&L established a regulatory asset associated with those temporary differences occurring prior to August 1991 that will be recovered in future rates through 2007.

Alliant Energy files a consolidated federal income tax return. Under the terms of an agreement between Alliant Energy and WP&L, WP&L calculates its federal income tax provisions and makes payments to or receives payments from Alliant Energy as if it were a separate taxable entity.

(e) Temporary Cash Investments—Temporary cash investments are stated at cost, which approximates market value, and are considered cash equivalents for the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows. These investments consist of short-term liquid investments that have maturities of less than 90 days from the date of acquisition.

(f) Depreciation of Utility Property, Plant and Equipment—WP&L uses a combination of remaining life, straight-line and sum-of-the-years-digits depreciation methods as approved by the PSCW and ICC. The remaining depreciable life of Kewaunee, of which WP&L is a co-owner, is based on the PSCW approved revised end-of-life of 2010. Depreciation expense related to the decommissioning of Kewaunee is discussed in Note 11(f). The average rates of depreciation for electric and gas properties, consistent with current rate making practices, were as follows:

	2002	2001	2000
Electric	3.6%	3.7%	3.6%
Gas	4.1%	4.1%	4.1%

(g) Property, Plant and Equipment—Utility plant (other than acquisition adjustments) is recorded at original cost, which includes overhead, administrative costs and AFUDC. WP&L’s aggregate gross AFUDC recovery rates for 2002, 2001 and 2000, computed in accordance with the prescribed regulatory formula, were 2.6%, 7.9% and 10.8%, respectively.

Other property, plant and equipment is recorded at original cost. Upon retirement or sale of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in “Miscellaneous, net” in the Consolidated Statements of Income. Ordinary retirements of utility plant, including removal costs less salvage value, are charged to accumulated depreciation upon removal from utility plant accounts and no gain or loss is recognized.

(h) Operating Revenues—Revenues from WP&L are primarily from the sale and delivery of electricity and natural gas and are recorded under the accrual method of accounting and recognized upon delivery. WP&L accrues revenues for services rendered but unbilled at month-end. In 2000, WP&L recorded an increase of $10 million in the estimate of utility services rendered but unbilled at month-end due to the implementation of refined estimation processes.

(i) Utility Fuel Cost Recovery—WP&L’s retail electric rates are based on annual forecasted fuel and purchased-power costs. Under PSCW rules, WP&L can seek emergency rate increases if the annual costs are more than 3% higher than the estimated costs used to establish rates. Any collections in excess of costs incurred will be refunded, with interest. Accordingly, WP&L has established a reserve due to overcollection of past fuel and purchased-power costs and expects to refund such amount in 2003. WP&L has a gas performance incentive which includes a sharing mechanism whereby 50% of all gains and losses relative to current commodity prices, as well as other benchmarks, are retained by WP&L, with the remainder refunded to or recovered from customers.

(j) Nuclear Refueling Outage Costs—Operating expenses incurred during refueling outages at Kewaunee are expensed by WP&L as incurred. A scheduled refueling outage occurred at Kewaunee in late 2001. The next scheduled refueling outage at Kewaunee is anticipated to commence in Spring 2003.

(k) Nuclear Fuel—Nuclear fuel for Kewaunee is recorded at its original cost and is amortized to expense based upon the quantity of heat produced for the generation of electricity. This accumulated amortization assumes spent nuclear fuel will have no residual value. Estimated future disposal costs of such fuel are expensed based on KWhs generated.

(l) Derivative Financial Instruments—WP&L uses derivative financial instruments to hedge exposures to fluctuations in interest rates, certain electric and gas commodity prices and volatility in a portion of natural gas sales volumes due to weather.

WP&L also utilizes derivatives to mitigate the equity price volatility associated with certain investments in equity securities. WP&L does not use such instruments for speculative purposes. The fair value of all derivatives are recorded as assets or liabilities on the Consolidated Balance Sheets and gains and losses related to derivatives that are designated as, and qualify as hedges, are recognized in earnings when the underlying hedged item or physical transaction is recognized in income. Gains and losses related to derivatives that do not qualify for, or are not designated in hedge relationships, are recognized in earnings immediately. Based on the fuel and natural gas cost recovery mechanisms in place, as well as other specific regulatory authorizations, changes in fair market values of WP&L’s derivatives generally have no impact on its results of operations. WP&L has a number of commodity purchase and sales contracts that have been designated, and qualify for, the normal purchase and sale exception in SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of SFAS 133.” Based on this designation, these contracts are not accounted for as derivative instruments.

WP&L is exposed to losses related to financial instruments in the event of counterparties’ non-performance. WP&L has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate its exposure to counterparty credit risk. WP&L is not aware of any material exposure to counterparty credit risk. Refer to Note 10 for further discussion of WP&L’s derivative financial instruments.

(m) Pension Plan—For the defined benefit pension plan sponsored by Corporate Services, Alliant Energy allocates pension costs and contributions to WP&L based on labor costs of plan participants and any additional minimum pension liability based on the funded status of the WP&L group.

(n) Asset Valuations—Long-lived assets, excluding regulatory assets, are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Impairment is indicated if the carrying value of an asset exceeds its undiscounted future cash flows. An impairment charge is recognized equal to the amount the carrying value exceeds the asset’s fair value. The fair value is determined by the use of quoted market prices, appraisals, or the use of other valuation techniques such as expected discounted future cash flows.

If events or circumstances indicate the carrying value of investments accounted for under the equity method of accounting may not be recoverable, potential impairment is assessed by comparing the future anticipated cash flows from these investments to their carrying values. The estimated fair value less cost to sell of assets held for sale are compared each reporting period to their carrying values. Impairment charges are recorded for equity method investments and assets held for sale if the carrying value of such asset exceeds the future anticipated cash flows or the estimated fair value less cost to sell, respectively.

(2) UTILITY RATE MATTERS

In 2002 and 2001, WP&L had an electric fuel cost recovery mechanism that required WP&L to refund any overcollection of fuel and purchased-power costs. WP&L has recorded the necessary reserve for refunds at Dec. 31, 2002 and 2001. In 2002, WP&L filed a rate case with FERC related to its electric wholesale customers. An interim rate increase, subject to refund, of $6 million annually was granted effective April 2002. The case was subsequently settled with final rates of $3 million annually. At Dec. 31, 2002, WP&L recorded a reserve for the difference between interim and final rates.

(3) LEASES

WP&L’s operating lease rental expenses, which include certain purchased-power agreements, for 2002, 2001 and 2000 were $24.5 million, $23.4 million and $7.9 million, respectively. The purchased-power agreements below include $463 million and $78 million, respectively, related to a new plant (Riverside) currently under development and the RockGen plant, both in Wisconsin. The Riverside plant is expected to be placed in-service in 2004. The synthetic leases relate to the financing of the utility railcars and a utility radio dispatch system that were not included on WP&L’s Consolidated Balance Sheets. WP&L has guaranteed the residual value of its synthetic leases totaling $14.3 million in the aggregate. The guarantees extend through the maturity of each respective underlying lease with remaining terms up to 13 years. Residual value guarantees have been included in the future minimum lease payments noted in the table below (in millions):

	2003	2004	2005	2006	2007	Thereafter	Total
Certain purchased-power agreements	$18.7	$51.8	$66.3	$67.6	$69.0	$308.6	$582.0
Synthetic leases	6.4	7.6	7.5	7.4	5.5	25.5	59.9
Other	2.0	1.1	1.2	1.0	1.0	2.2	8.5

	$27.1	$60.5	$75.0	$76.0	$75.5	$336.3	$650.4

In January 2003, the FASB issued FIN 46 which addresses consolidation by business enterprises of variable interest entities, commonly referred to as “special purpose entities.” FIN 46 requires consolidation where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. WP&L will apply the provisions of FIN 46 prospectively for all variable interest entities created after Jan. 31, 2003. For variable interest entities created before Jan. 31, 2003, WP&L will be required to consolidate all variable interest entities in which it is the primary beneficiary beginning in the third quarter of 2003. It is reasonably possible the implementation of FIN 46 will require that certain variable interest entities associated with these synthetic leases be included on WP&L’s Consolidated Balance Sheets. WP&L is in the process of analyzing each synthetic lease in accordance with FIN 46. WP&L does not anticipate the adoption of FIN 46 will have a material impact on its results of operations given it estimates the fair market value of the underlying assets is not materially less than the remaining lease obligations at Dec. 31, 2002.

(4) UTILITY ACCOUNTS RECEIVABLE

Utility customer accounts receivable, including unbilled revenues, arise primarily from the sale of electricity and natural gas. At Dec. 31, 2002 and 2001, WP&L was serving a diversified base of residential, commercial and industrial customers and did not have any significant concentrations of credit risk.

WP&L participates in a combined utility customer accounts receivable sale program whereby IP&L and WP&L may sell up to a combined maximum amount of $250 million (there are no individual subsidiary limits) of their respective accounts receivable to a third-party financial institution on a limited recourse basis through wholly-owned and consolidated variable interest entities. Corporate Services acts as a collection agent for the buyer and receives a fee for collection services that approximates fair value. The agreement expires in April 2006 and is subject to annual renewal or renegotiation for a longer period thereafter. Under terms of the agreement, the third-party financial institution purchases the receivables initially for the face amount. On a monthly basis, this sales price is adjusted, resulting in payments to the third-party financial institution of an amount that varies based on interest rates and length of time the sold receivables remain outstanding. Collections on sold receivables are used to purchase additional receivables from the utility subsidiaries.

At Dec. 31, 2002 and 2001, WP&L had sold $116 million and $88 million of receivables, respectively. In 2002, 2001 and 2000, WP&L received $1.2 billion, $1.1 billion and $0.9 billion, respectively, in aggregate proceeds from the sale of accounts receivable. WP&L uses proceeds from the sale of accounts receivable and unbilled revenues to maintain flexibility in its capital structure, take advantage of favorable short-term rates and finance a portion of its long-term cash needs. WP&L paid fees associated with these sales of $2.2 million, $4.0 million and $5.0 million in 2002, 2001 and 2000, respectively.

WP&L accounts for the sale of accounts receivable to the third-party financial institution as sales under SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Retained receivables are available to the third-party financial institution to pay any fees or expenses due it, and to absorb all credit losses incurred on any of the sold receivables. Beginning in the third quarter of 2003 under FIN 46, it is reasonably possible that WP&L could be considered the primary beneficiary given the current structure of the variable interest entities related to the program, and could be required to consolidate the operating results and associated assets and liabilities of the variable interest entities in its financial statements. WP&L is currently evaluating the structure of its receivable sales program to determine if this structure can be modified to qualify for off-balance sheet treatment under FIN 46.

(5) INCOME TAXES

The components of income taxes for WP&L were as follows (in millions):

	2002	2001	2000
Current tax expense:
Federal	$42.8	$36.8	$44.5
State	9.7	11.2	10.5
Deferred tax expense (benefit):
Federal	(5.0)	(4.6)	(9.9)
State	1.2	(0.4)	(0.3)
Amortization of investment tax credits	(1.8)	(1.8)	(1.9)
Research and development tax credits	(2.2)	—	—

	$44.7	$41.2	$42.9

The overall effective income tax rates shown in the following table were computed by dividing total income tax expense by income before income taxes.

	2002	2001	2000
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefits	6.1	6.4	6.0
Adjustment of prior period taxes	(1.1)	(2.8)	(0.8)
Amortization of investment tax credits	(1.4)	(1.6)	(1.6)
Amortization of excess deferred taxes	(1.4)	(1.5)	(1.3)
Research and development tax credits	(1.8)	—	—
Other items, net	0.2	0.4	0.2

Overall effective income tax rate	35.6%	35.9%	37.5%

The accumulated deferred income tax (assets) and liabilities included on the Consolidated Balance Sheets at Dec. 31 arise from the following temporary differences (in millions):

	2002	2001
Property related	$201.2	$200.8
Minimum pension liability	(16.4)	(9.6)
Decommissioning	(25.2)	(20.8)
Other	32.3	35.8

	$191.9	$206.2

(6) PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

Substantially all of WP&L’s employees are covered by two non-contributory defined benefit pension plans. Benefits are based on the employees’ years of service and compensation. For the defined benefit pension plan sponsored by Corporate Services, Alliant Energy allocates pension costs and contributions to WP&L based on labor costs of plan participants and any additional minimum pension liability based on each group’s funded status. The weighted-average assumptions at the measurement date of Sept. 30 were as follows:

	Qualified Pension Benefits			Other Postretirement Benefits
	2002	2001	2000	2002	2001	2000
Discount rate	6.75%	7.25%	8.00%	6.75%	7.25%	8.00%
Expected return on plan assets	9%	9%	9%	9%	9%	9%
Rate of compensation increase	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%
Medical cost trend on covered charges:
Initial trend rate	N/A	N/A	N/A	10.8%	12.0%	9.0%
Ultimate trend rate	N/A	N/A	N/A	5%	5%	5%

The components of WP&L’s qualified pension benefits and other postretirement benefits costs were as follows (in millions):

	Qualified Pension Benefits			Other Postretirement Benefits
	2002	2001	2000	2002	2001	2000
Service cost	$3.6	$2.8	$3.0	$2.4	$1.6	$1.4
Interest cost	10.1	9.2	8.9	4.4	3.6	3.3
Expected return on plan assets	(12.2)	(13.7)	(12.9)	(1.6)	(1.7)	(1.6)
Amortization of:
Transition obligation (asset)	(1.7)	(2.1)	(2.1)	1.1	1.2	1.2
Prior service cost	0.4	0.5	0.4	—	—	—
Actuarial loss (gain)	1.5	—	—	0.1	(0.6)	(0.8)

	$1.7	($3.3)	($2.7)	$6.4	$4.1	$3.5

The pension benefit cost shown above (and in the following tables) represents only the pension benefit cost for bargaining unit employees of WP&L covered under the bargaining unit pension plan that is sponsored by WP&L. The benefit obligations and assets associated with WP&L’s non-bargaining employees who are participants in other Alliant Energy plans are reported in Alliant Energy’s consolidated financial statements and are not reported above. The pension benefit (income) cost for WP&L’s non-bargaining employees who are now participants in other Alliant Energy plans was $0.3 million, ($1.5) million and ($1.3) million for 2002, 2001 and 2000, respectively. In addition, Corporate Services provides services to WP&L. The allocated pension benefit costs associated with these services was $1.7 million, $1.3 million and $1.3 million for 2002, 2001 and 2000, respectively. The other postretirement benefit cost shown above for each period (and in the following tables) represents the other postretirement benefit cost for all WP&L employees. The allocated other postretirement benefit cost associated with Corporate Services for WP&L was $0.5 million, $0.3 million and $0.3 million for 2002, 2001 and 2000, respectively.

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs. A one percent change in the medical trend rates for 2002, holding all other assumptions constant, would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$0.6	($0.6)
Effect on postretirement benefit obligation	$5.6	($5.1)

A reconciliation of the funded status of WP&L’s plans to the amounts recognized on WP&L’s Consolidated Balance Sheets at Dec. 31 was as follows (in millions):

	Qualified Pension Benefits		Other Postretirement Benefits
	2002	2001	2002	2001
Change in benefit obligation:
Net benefit obligation at beginning of year	$139.2	$115.9	$60.5	$42.3
Service cost	3.6	2.8	2.4	1.6
Interest cost	10.1	9.2	4.4	3.6
Plan participants’ contributions	—	—	1.5	1.6
Actuarial loss	10.3	18.3	13.2	16.6
Gross benefits paid	(7.2)	(7.0)	(5.4)	(5.2)

Net benefit obligation at end of year	156.0	139.2	76.6	60.5

Change in plan assets:
Fair value of plan assets at beginning of year	138.8	156.3	17.8	19.4
Actual return on plan assets	(8.1)	(10.5)	(1.4)	(0.5)
Employer contributions	30.0	—	4.2	2.5
Plan participants’ contributions	—	—	1.5	1.6
Gross benefits paid	(7.2)	(7.0)	(5.4)	(5.2)

Fair value of plan assets at end of year	153.5	138.8	16.7	17.8

Funded status at end of year	(2.5)	(0.4)	(59.9)	(42.7)
Unrecognized net actuarial loss	63.5	34.3	20.4	4.4
Unrecognized prior service cost	3.4	3.9	(0.1)	(0.2)
Unrecognized net transition obligation (asset)	—	(1.7)	11.5	12.6

Net amount recognized at end of year	$64.4	$36.1	($28.1)	($25.9)

Amounts recognized on the Consolidated Balance Sheets consist of:
Prepaid benefit cost	$64.4	$36.1	$1.5	$1.3
Accrued benefit cost	—	—	(29.6)	(27.2)

Net amount recognized at measurement date	64.4	36.1	(28.1)	(25.9)

Contributions paid after 9/30 and prior to 12/31	—	—	1.0	1.1

Net amount recognized at 12/31	$64.4	$36.1	($27.1)	($24.8)

The benefit obligation and fair value of plan assets for the postretirement welfare plans with benefit obligations in excess of plan assets were $74.7 million and $13.7 million, respectively, as of Sept. 30, 2002 and $53.8 million and $8.5 million, respectively, as of Sept. 30, 2001. At Dec. 31, 2002 and 2001, Corporate Services allocated an additional minimum liability of $41.3 million and $0 million, respectively. WP&L’s net periodic benefit cost is primarily included in “Other operation and maintenance” in the Consolidated Statements of Income.

Alliant Energy sponsors several non-qualified pension plans that cover certain current and former key employees. The pension expense allocated to WP&L for these plans was $1.5 million, $1.0 million and $1.2 million in 2002, 2001 and 2000, respectively. WP&L has various life insurance policies that cover certain key employees and directors. At Dec. 31, 2002 and 2001, the cash surrender value of these investments was $10 million and $9 million, respectively. A significant number of WP&L employees also participate in defined contribution pension plans (401(k) plans). WP&L’s contributions to the plans, which are based on the participants’ level of contribution, were $2.2 million, $2.1 million and $2.1 million in 2002, 2001 and 2000, respectively.

(7) COMMON AND PREFERRED STOCK

(a) Common Stock—WP&L has dividend payment restrictions based on its bond indentures, the terms of its outstanding preferred stock and state regulatory limitations. WP&L’s preferred stock restricts dividends to the extent that such dividend would reduce the common stock equity ratio to less than 25%. In its September 2002 rate order, the PSCW stated it must approve the payment of dividends by WP&L to Alliant Energy in excess of the level forecasted in the order ($62 million annually) if such dividends would reduce WP&L’s common equity ratio below 44.67% of total capitalization. As of Dec. 31, 2002, WP&L was in compliance with all such dividend restrictions.

(b) Preferred Stock—The carrying value of WP&L’s cumulative preferred stock at both Dec. 31, 2002 and 2001 was $60 million. The fair market value, based upon the market yield of similar securities and quoted market prices, at Dec. 31, 2002 and 2001 was $48 million and $49 million, respectively.

(8) DEBT

(a) Short-Term Debt—To provide short-term borrowing flexibility and security for commercial paper outstanding, WP&L maintains bank lines of credit, of which most require a fee. Alliant Energy discontinued the use of its utility money pool in 2002 and WP&L is now meeting any short-term borrowing needs it has by issuing commercial paper. At Dec. 31, 2001, W&L had money pool borrowings of $90.8 million. Information regarding WP&L’s short-term debt was as follows (dollars in millions):

	2002	2001
At Dec. 31:
Commercial paper outstanding	$60.0	$ —
Discount rates on commercial paper	1.6%	N/A
Money pool borrowings	$ —	$90.8
Interest rates on money pool borrowings	N/A	2.4%
For the year ended:
Average amount of short-term debt (based on daily outstanding balances)	$57.4	$23.8
Average interest rates on short-term debt	1.8%	3.7%

(b) Long-Term Debt—WP&L’s First Mortgage Bonds are secured by substantially all of its utility plant. WP&L also maintains indentures relating to the issuance of unsecured debt securities. WP&L’s debt maturities for 2003 to 2007 are $0, $62.0 million, $88.0 million, $0, and $105.0 million, respectively. The carrying value of WP&L’s long-term debt (including variable rate demand bonds) at both Dec. 31, 2002 and 2001 was $523 million. The fair market value, based upon the market yield of similar securities and quoted market prices, at Dec. 31, 2002 and 2001 was $574 million and $548 million, respectively.

(9) INVESTMENTS AND ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of WP&L’s current assets and current liabilities approximates fair value because of the short maturity of such financial instruments. Since WP&L is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of its financial instruments may not be realized by Alliant Energy. Information relating to various investments held by WP&L at Dec. 31 that are marked-to-market as a result of SFAS 115 was as follows (in millions):

	2002		2001
	Carrying/ Fair Value	Unrealized Gains, Net of Tax	Carrying/ Fair Value	Unrealized Gains, Net of Tax
Available-for-sale securities:
Nuclear decommissioning trust funds:
Debt securities	$131	$5	$122	$2
Equity securities	93	5	94	23

Total	$224	$10	$216	$25

Nuclear Decommissioning Trust Funds—At Dec. 31, 2002, $75 million, $24 million and $32 million of the debt securities mature in 2003-2010, 2011-2020 and 2021-2049, respectively. The funds realized gains from the sales of securities of $10.3 million, $2.1 million and $5.2 million in 2002, 2001 and 2000, respectively (cost of the investments based on specific identification was $92.2 million, $147.4 million and $202.1 million and proceeds from the sales were $102.5 million, $149.5 million and $207.3 million, respectively).

Investment in ATC—At Dec. 31, 2002 and 2001, WP&L had ownership interests in ATC of approximately 26.6% and 26.5%, respectively, and accounts for this investment under the equity method. Pursuant to various agreements, WP&L receives a range of transmission services from ATC. WP&L provides operation, maintenance, and various transitional and construction services to ATC. WP&L and ATC also bill each other for use of shared facilities owned by each party. ATC billed WP&L $38.7 million and $36.4 million in 2002 and 2001, respectively. WP&L billed ATC $18.1 million and $18.4 million in 2002 and 2001, respectively, and recorded equity earnings of $14.3 million and $14.6 million in 2002 and 2001, respectively.

Unconsolidated Equity Investments—Summary financial information from WP&L’s unconsolidated equity investments’ financial statements is as follows (in millions):

	2002	2001	2000
Operating revenues	$211.7	$180.3	$5.3
Operating income	75.7	65.8	1.3
Net income	59.5	55.9	1.6

As of Dec. 31:
Current assets	44.7	59.5
Non-current assets	774.4	681.4
Current liabilities	50.8	39.3
Non-current liabilities	7.5	4.4

(10) DERIVATIVE FINANCIAL INSTRUMENTS

(a) Accounting for Derivative Instruments and Hedging Activities—WP&L records derivative instruments at fair value on the balance sheet as assets or liabilities and changes in the derivatives’ fair values are generally recorded as regulatory assets or liabilities. The PSCW issued a letter to WP&L in August 2002 authorizing accounting for its derivatives in such manner. At Dec. 31, 2002 and 2001, WP&L had $2.7 million and $5.9 million, respectively, of derivative assets included in “Other current assets” on its Consolidated Balance Sheets and $7.1 million and $0.6 million, respectively, of derivative liabilities included in “Other current liabilities” on its Consolidated Balance Sheets.

Cash Flow Hedging Instruments—During 2002 and 2001, WP&L held various derivative instruments designated as cash flow hedging instruments. WP&L utilized gas commodity financial swap arrangements to reduce the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during the winter months pursuant to the natural gas cost incentive sharing mechanism with customers in Wisconsin. WP&L also utilized physical coal purchase contracts, which did not qualify for the normal purchase and sale exception, to manage the price of anticipated coal purchases and sales.

In 2002 and 2001, net losses of $0.2 million and $0.1 million, respectively, were recognized relating to the amount of hedge ineffectiveness in accordance with SFAS 133. In 2002 and 2001, WP&L did not exclude any components of the derivative instruments’ gain or loss from the assessment of hedge effectiveness and in 2001 reclassified a loss of $0.9 million into earnings as a result of the discontinuance of hedges. At Dec. 31, 2002, the maximum length of time over which WP&L hedged its exposure to the variability in future cash flows for forecasted transactions was three months and WP&L estimated that gains of $0.3 million will be reclassified from accumulated other comprehensive income (loss) into earnings in 2003 as the hedged transactions affect earnings.

Other Derivatives Not Designated in Hedge Relationships—WP&L’s derivatives that were not designated in hedge relationships during 2002 and/or 2001 included electricity price collars and physical coal and gas contracts. Electricity price collars were used to manage utility energy costs during supply/demand imbalances. Physical coal and gas contracts that do not qualify for the normal purchase and sale exception were used to manage the price of anticipated coal and gas purchases and sales.

(b) Weather Derivatives—WP&L uses weather derivatives to reduce the impact of weather volatility on its natural gas sales volumes. In 2002 and 2001, Corporate Services, as agent for IP&L and WP&L, entered into non-exchange traded options based on heating degree days in which Corporate Services receives payment from the counterparty if actual heating degree days are less than the strike price in the contract. Corporate Services paid premiums to enter into these contracts, which are amortized to expense over the contract period. WP&L has used the intrinsic value method to account for these weather derivatives.

(c) Nuclear Decommissioning Trust Fund Investments—Historically, WP&L has entered into combinations of options to mitigate the effect of significant market fluctuations on its common stock investments in its nuclear decommissioning trust funds. The derivative transactions are designed to protect the portfolio’s value while allowing the funds to earn a total return modestly in excess of long-term expectations over the hedge period. Fair value changes of these instruments do not impact net income as they are recorded as equally offsetting changes in the investment in nuclear decommissioning trust funds and accumulated depreciation.

(11) COMMITMENTS AND CONTINGENCIES

(a) Construction and Acquisition Expenditures—Certain commitments have been made in connection with 2003 capital expenditures. During 2003, total construction and acquisition expenditures are estimated to be approximately $160 million.

(b) Purchased-Power, Coal and Natural Gas Contracts—Alliant Energy, through its subsidiaries Corporate Services, IP&L and WP&L, has entered into purchased-power, coal and natural gas supply, transportation and storage contracts. Certain purchased-power commitments are considered operating leases and are therefore not included here, but are included in Note 3. Based on the System Coordination and Operating Agreement, Alliant Energy annually allocates purchased-power contracts to IP&L and WP&L. Such process considers factors such as resource mix, load growth and resource availability. However, for 2003, system-wide purchased-power contracts of $45.1 million (1.6 million MWh) have not yet been directly assigned to IP&L and WP&L since the specific needs of each utility is not yet known. Refer to Note 15 for additional information. Coal contract quantities are directly assigned to specific plants at IP&L and WP&L based on various factors including projected heat input requirements, combustion compatibility and efficiency. However, for 2003-2006, system-wide coal contracts of $56.1 million (7.8 million tons), $37.5 million (7.6 million tons), $28.0 million (4.7 million tons) and $8.2 million (0.9 million tons), respectively, have not yet been directly assigned to IP&L and WP&L since the specific needs of each utility is not yet known. The natural gas supply commitments are all index-based. Alliant Energy expects to supplement its coal and natural gas supplies with spot market purchases as needed. The table includes commitments for

“take-or-pay” contracts which result in dollar commitments with no associated tons or Dths. At Dec. 31, 2002, WP&L’s minimum commitments were as follows (dollars and Dths in millions; MWhs and tons in thousands):

	Purchased-power		Coal		Natural gas
	Dollars	MWhs	Dollars	Tons	Dollars	Dths
2003	$31.3	219	$6.9	—	$48.1	2
2004	8.0	219	6.9	—	32.3	—
2005	—	—	1.3	—	25.0	—
2006	—	—	1.3	—	14.1	—
2007	—	—	1.3	—	13.3	—
Thereafter	—	—	—	—	26.4	—

(c) Legal Proceedings—WP&L is involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters, WP&L believes that appropriate reserves have been established and final disposition of these actions will not have a material adverse effect on its financial condition or results of operations.

(d) Guarantees and Commitments—Refer to Note 3 for discussion of WP&L’s residual value guarantees of its synthetic leases. In November 2002, the FASB issued FIN 45 which requires disclosures by a guarantor about its obligations under certain guarantees that it has issued. FIN 45 also requires recognizing, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The recognition and measurement provisions of FIN 45 are effective on a prospective basis for guarantees issued or modified after Dec. 31, 2002. WP&L does not anticipate FIN 45 will have a material impact on its financial condition or results of operations.

(e) Environmental Liabilities—WP&L had recorded the following environmental liabilities, and regulatory assets associated with certain of these liabilities, at Dec. 31 (in millions):

	Environmental Liabilities		Regulatory Assets
	2002	2001	2002	2001
MGP sites	$6.9	$4.4	$13.0	$11.7
NEPA	2.5	3.1	3.1	4.0
Other	—	—	2.9	3.0

	$9.4	$7.5	$19.0	$18.7

MGP Sites—WP&L has current or previous ownership interests in 14 sites, previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. WP&L has received letters from state environmental agencies requiring no further action at five sites. WP&L is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment.

WP&L records environmental liabilities based upon periodic studies, most recently updated in the third quarter of 2002, related to the MGP sites. Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are reduced for expenditures made and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value. Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of all WP&L sites to be approximately $6 million to $7 million.

Under the current rate making treatment approved by the PSCW, the MGP expenditures of WP&L, net of any insurance proceeds, are deferred and collected from gas customers over a five-year period after new rates are implemented. Regulatory assets have been recorded by WP&L, which reflect the probable future rate recovery, where applicable. Considering the current rate treatment, and assuming no material change therein, WP&L believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its financial condition or results of operations.

Settlement has been reached with all of WP&L’s insurance carriers regarding reimbursement for its MGP-related costs. Insurance recoveries available at Dec. 31, 2002 for WP&L were $2.1 million. Pursuant to the applicable rate making treatment, WP&L has recorded its recoveries as an offset against its regulatory assets.

NEPA—NEPA requires owners of nuclear power plants to pay a special assessment into a “Uranium Enrichment Decontamination and Decommissioning Fund.” The assessment is based upon prior nuclear fuel purchases. WP&L recovers the costs associated with this assessment through fuel costs over the period the costs are assessed. WP&L continues to pursue relief from this assessment through litigation.

(f) Decommissioning of Kewaunee—FERC, in its most recent interim wholesale rate order effective April 2002, allows WP&L to recover $3 million annually for its share of the cost to decommission Kewaunee. The interim order is subject to refund, pending determination of final rates. The PSCW, in an order effective Jan. 1, 2002, eliminated WP&L’s recovery from retail customers for the cost to decommission Kewaunee, due to the trust fund being adequately funded. Decommissioning expense is included in “Depreciation and amortization” in the Consolidated Statements of Income and the cumulative amount is included in “Accumulated depreciation” on the Consolidated Balance Sheets to the extent recovered through rates. Additional information relating to the decommissioning of Kewaunee was as follows (dollars in millions):

Assumptions relating to current rate recovery amounts:
WP&L’s share of estimated decommissioning cost	$263.2
Year dollars in	2002
Method to develop estimate	Site-specific study
Annual inflation rate	6.50%
Decommissioning method	Prompt dismantling and removal
Year decommissioning to commence	2013
After-tax return on external investments:
Qualified	6.12%
Non-qualified	5.14%
External trust fund balance at Dec. 31, 2002	$223.7
Internal reserve at Dec. 31, 2002	$ —
After-tax earnings on external trust fund in 2002	$19.7

WP&L is funding all rate recoveries for decommissioning into an external trust fund and funding on a tax-qualified basis to the extent possible. In accordance with its respective regulatory requirements, WP&L records the earnings on the external trust fund as interest income with a corresponding entry to depreciation expense at WP&L. The earnings accumulate in the external trust fund balances and in accumulated depreciation on utility plant.

SFAS 143, which provides accounting and disclosure requirements for retirement obligations associated with long-lived assets, was adopted by WP&L on Jan. 1, 2003. SFAS 143 requires that the present value of retirement costs for which WP&L has a legal obligation be recorded as liabilities with an equivalent amount added to the asset cost. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss. The adoption of SFAS 143 will have no impact on WP&L’s earnings, as the effects will be offset by the establishment of regulatory assets or liabilities pursuant to SFAS 71.

WP&L has completed a detailed assessment of the specific applicability and implications of SFAS 143. The scope of SFAS 143 as it relates to WP&L primarily includes decommissioning costs for Kewaunee. It also applies to a smaller extent to several other regulated and non-regulated assets including, but not limited to, active ash landfills, water intake facilities, underground storage tanks, groundwater wells, transmission and distribution equipment, easements, leases and the dismantlement of certain hydro facilities. Other than Kewaunee, WP&L’s asset retirement obligations as of Jan. 1, 2003 are not significant.

Prior to January 2003, WP&L recorded nuclear decommissioning charges in accumulated depreciation on its Consolidated Balance Sheets. Upon adoption of SFAS 143, WP&L will reverse approximately $175 million, previously recorded in accumulated depreciation and will record liabilities of approximately $175 million. The difference between amounts previously recorded and the net SFAS 143 liability will be deferred as a regulatory asset and is expected to approximate $0 for WP&L.

WP&L has previously recognized removal costs as a component of depreciation expense and accumulated depreciation for other non-nuclear assets in accordance with regulatory rate recovery. As of Dec. 31, 2002, WP&L estimates that it has approximately $150 million of such regulatory liabilities recorded in “Accumulated depreciation” on its Consolidated Balance Sheets.

(12) JOINTLY-OWNED ELECTRIC UTILITY PLANT

Under joint ownership agreements with other Wisconsin utilities, WP&L has undivided ownership interests in jointly-owned electric generating stations. Each of the respective owners is responsible for the financing of its portion of the construction costs. KWh generation and operating expenses are divided on the same basis as ownership with each owner reflecting its respective costs in its Consolidated Statements of Income. Information relative to WP&L’s ownership interest in these facilities at Dec. 31, 2002 was as follows (dollars in millions):

	Fuel Type	Ownership Interest %	Plant in Service	Accumulated Provision for Depreciation	Construction Work-In- Progress
Edgewater Unit 5	Coal	75.0	$234.8	$112.9	$0.4
Columbia Energy Center	Coal	46.2	187.5	110.3	1.6
Kewaunee	Nuclear	41.0	172.6	120.9	6.8
Edgewater Unit 4	Coal	68.2	60.0	36.1	1.6

			$654.9	$380.2	$10.4

(13) SEGMENTS OF BUSINESS

WP&L is a regulated domestic utility, serving customers in Wisconsin and Illinois, and includes three segments: a) electric operations; b) gas operations; and c) other, which includes the water business and the unallocated portions of the utility business. Various line items in the following tables are not allocated to the electric and gas segments for management reporting purposes and therefore are included in “Total.” In 2002 and 2001, gas revenues included $22 million and $21 million, respectively, for sales to the electric segment. All other intersegment revenues were not material to WP&L’s operations and there was no single customer whose revenues were 10% or more of WP&L’s consolidated revenues. Certain financial information relating to WP&L’s significant business segments was as follows (in millions):

	Electric	Gas	Other	Total
2002
Operating revenues	$787.7	$179.1	$5.3	$972.1
Depreciation and amortization	117.3	17.7	1.2	136.2
Operating income	114.1	12.0	1.4	127.5
Interest expense, net of AFUDC				37.6
Interest income				(21.6)
Equity income from unconsolidated investments				(17.0)
Miscellaneous, net				2.9
Income tax expense				44.7
Net income				80.9
Preferred dividends				3.3
Earnings available for common stock				77.6
Total assets	1,426.7	259.5	298.4	1,984.6
Investments in equity method subsidiaries	121.7			121.7
Construction and acquisition expenditures	144.6	10.6	1.7	156.9

2001
Operating revenues	$753.5	$206.9	$5.0	$965.4
Depreciation and amortization	111.5	16.4	1.2	129.1
Operating income	121.6	2.5	1.3	125.4
Interest expense, net of AFUDC				38.7
Interest income				(8.1)
Equity income from unconsolidated investments				(15.5)
Miscellaneous, net				(4.4)
Income tax expense				41.2
Net income				73.5
Preferred dividends				3.3
Earnings available for common stock				70.2
Total assets	1,323.9	224.5	327.4	1,875.8
Investments in equity method subsidiaries	117.3			117.3
Construction and acquisition expenditures	127.9	16.8	2.3	147.0

2000
Operating revenues	$692.2	$165.2	$5.0	$862.4
Depreciation and amortization	122.9	15.9	1.1	139.9
Operating income	123.2	12.2	1.7	137.1
Interest expense, net of AFUDC				39.3
Interest income				(13.1)
Equity income from unconsolidated investments				(0.5)
Miscellaneous, net				(2.9)
Income tax expense				42.9
Net income				71.4
Preferred dividends				3.3
Earnings available for common stock				68.1
Total assets	1,344.9	226.1	286.0	1,857.0
Investments in equity method subsidiaries	4.8			4.8
Construction and acquisition expenditures	114.2	15.1	2.3	131.6

(14) SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

Summation of the individual quarters may not equal annual totals due to rounding.

	2002				2001
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31
	(in millions)
Operating revenues	$229.5	$217.5	$249.0	$276.1	$317.2	$204.1	$228.3	$215.8
Operating income	24.1	28.6	35.4	39.3	37.0	23.4	36.2	28.8
Net income	15.7	12.8	19.2	33.2	19.3	11.6	19.9	22.8
Earnings available for common stock	14.9	12.0	18.3	32.4	18.4	10.7	19.0	22.0

(15) RELATED PARTIES

WP&L and IP&L have entered into a System Coordination and Operating Agreement. The agreement, which has been approved by FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of WP&L and IP&L. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among WP&L and IP&L based on procedures included in the agreement. The sales amounts allocated to WP&L were $26.9 million, $32.1 million and $28.6 million for 2002, 2001 and 2000, respectively. The purchases allocated to WP&L were $205.8 million, $209.2 million and $130.7 million for 2002, 2001 and 2000, respectively. The procedures were approved by both FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, WP&L and IP&L are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to WP&L and IP&L in proportion to each utility’s share of electric production at the time of the sale.

Pursuant to a service agreement approved by the SEC under PUHCA, WP&L receives various administrative and general services from an affiliate, Corporate Services. These services are billed to WP&L at cost based on payroll and other expenses incurred by Corporate Services for the benefit of WP&L. These costs totaled $117.7 million, $107.0 million and $103.4 million for 2002, 2001 and 2000, respectively, and consisted primarily of employee compensation, benefits and fees associated with various professional services. At Dec. 31, 2002 and 2001, WP&L had a net intercompany payable to Corporate Services of $31.1 million and $32.2 million, respectively.

SHAREOWNER INFORMATION

Market Information—The 4.50% series of preferred stock is listed on the American Stock Exchange, with the trading symbol of WIS_PR. All other series of preferred stock are traded on the over-the-counter market. Seventy-one percent of WP&L’s individual preferred shareowners are Wisconsin residents.

Dividend Information—Preferred stock dividends paid per share for each quarter during 2002 were as follows:

Series	Dividend
4.40%	$1.10
4.50%	$1.125
4.76%	$1.19
4.80%	$1.20
4.96%	$1.24
6.20%	$1.55
6.50%	$0.40625

As authorized by the WP&L Board of Directors, preferred stock dividend record and payment dates for 2003 are as follows:

Record Date	Payment Date
February 28	March 15
May 30	June 14
August 29	September 15
November 28	December 15

Stock Transfer Agent and Registrar

Alliant Energy Corporation

Shareowner Services

P.O. Box 2568

Madison, WI 53701-2568

Form 10-K Information—A copy of Form 10-K as filed with the SEC will be provided without charge upon request. Requests may be directed to Shareowner Services at the above address.

EXECUTIVE OFFICERS

Erroll B. Davis, Jr., 58, was elected Chairman of the Board effective April 2000 and Chief Executive Officer (CEO) effective April 1998.

William D. Harvey, 53, was elected President effective April 1998.

Eliot G. Protsch, 49, was elected Executive Vice President-Energy Delivery effective October 1998. He previously served as Senior Vice President from 1993 to 1998.

Barbara J. Swan, 51, was elected Executive Vice President and General Counsel effective October 1998. She previously served as Vice President-General Counsel from 1994 to 1998.

Thomas M. Walker, 55, was elected Executive Vice President and Chief Financial Officer (CFO) effective October 1998. He previously served as Executive Vice President and CFO since 1996 at IES and IESU.

Pamela J. Wegner, 55, was elected Executive Vice President-Shared Solutions effective October 1998. She previously served as Vice President-Information Services and Administration from 1994 to 1998.

Dundeana K. Doyle, 44, was elected Vice President-Infrastructure Security effective January 2002. She previously served as Vice President-Customer Operations since December 2000, Vice President-Customer Services and Operations from 1999 to 2000 and Vice President-Customer Services from 1998 to 1999.

Vern A. Gebhart, 49, was elected Vice President-Customer Operations effective January 2002. He previously served as Managing Director-Strategic Projects and Capital Control since 2000 at Alliant Energy and Director-Strategic Projects and Capital Control from 1998 to 2000 at Alliant Energy.

Thomas L. Hanson, 49, was elected Vice President and Treasurer effective April 2002. He previously served as Managing Director-Generation Services since 2001 at Alliant Energy and General Manager-Business and Financial Performance, Generation from 1998 to 2001 at Alliant Energy.

John E. Kratchmer, 40, was elected Vice President-Controller and Chief Accounting Officer effective October 2002. He previously served as Corporate Controller and Chief Accounting Officer since October 2000 and Assistant Controller from 1998 to 2000 at Alliant Energy.

Daniel L. Mineck, 54, was elected Vice President-Performance Engineering and Environmental effective April 1998.

Barbara A. Siehr, 51, was elected Vice President-Financial Planning and Strategic Projects effective October 2002. She previously served as Managing Director-Operations and Operations Services since December 2000 at Alliant Energy, General Manager-Operations East from 1999 to 2000 at Alliant Energy and General Manager-Engineering/Operations Services from 1998 to 1999 at Alliant Energy.

Kim K. Zuhlke, 49, was elected Vice President-Engineering, Sales & Marketing effective September 1999. He previously served as Vice President-Customer Operations since April 1998 and as Vice President-Customer Services and Sales from 1993 to 1998.

F. J. Buri, 48, was elected Corporate Secretary effective April 2002. He previously served as Senior Attorney since June 1999 at Alliant Energy. Prior to joining Alliant Energy, he was General Counsel and Secretary from 1996 to 1999 at Universal Savings Bank, N.A.

NOTE: None of the executive officers listed above is related to any member of the Board of Directors or nominee for director or any other executive officer. Mr. Davis has an employment agreement with Alliant Energy pursuant to which his term of office is established. All other executive officers have no definite terms of office and serve at the pleasure of the Board of Directors.

Additional Officers

Enrique Bacalao, 53, was elected Assistant Treasurer effective November 1998. Prior to joining Alliant Energy, he was Vice President, Corporate Banking from 1995 to 1998 at the Chicago Branch of The Industrial Bank of Japan, Limited.

Steven F. Price, 50, was elected Assistant Treasurer effective April 1998.

Patricia L. Reininger, 50, was elected Assistant Corporate Secretary effective January 2003. She previously served as Executive Administrative Assistant since August 2000 at Alliant Energy. Prior to joining Alliant Energy, she was Assistant to the Chairperson and Assistant Corporate Secretary from 1993 to 1999 at Sentry Insurance.

Wisconsin Power & Light Company	Shareowner Services PO Box 2568 Madison WI 53701-2568

SHAREOWNER INFORMATION NUMBERS

	Local Madison, WI	1-608-458-3110
	All Other Areas	1-800-356-5343

Indicate your vote by an (X) in the appropriate boxes.

ELECTION OF DIRECTORS

		For All	Withhold For All	For All Except(*)
Nominees for terms ending in 2006:
P R O X Y		☐	☐	☐
01 Erroll B. Davis, Jr.
02 Robert W. Schlutz
03 Wayne H. Stoppelmoor

* TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST ABOVE AND MARK AN (X) IN THE “For All Except” BOX.

Please date and sign your name(s) exactly as shown above and mail promptly in the enclosed envelope.

Signature Date	Important: When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. In the case of JOINT HOLDERS, all should sign.

Signature Date

Please fold and detach Proxy Card at perforation if appointing a proxy by mail.

To all Wisconsin Power and Light Company Shareowners:

Please take a moment to vote your shares for the upcoming Annual Meeting of Shareowners.

Above is your 2003 Wisconsin Power and Light Company proxy card. Please read both sides of the proxy card, note your election, sign and date it. Detach and return promptly in the enclosed self-addressed envelope. Whether or not you are attending, we encourage you to vote your shares.

You are invited to attend the Annual Meeting of Shareowners on Thursday, June 5, 2003 at 1:00 p.m. at the Alliant Energy Corporate Headquarters in the Seine Meeting Room at 4902 N. Biltmore Lane, Madison, Wisconsin.

Wisconsin Power & Light Company	P.O. Box 2568 Madison, WI 53701-2568

WISCONSIN POWER AND LIGHT COMPANY

PO BOX 2568

MADISON WI 53701-2568

ANNUAL MEETING OF SHAREOWNERS—JUNE 5, 2003

The undersigned appoints William D. Harvey and F.J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Wisconsin Power and Light Company, held of record in the name of the undersigned at the close of business on April 15, 2003, at the Annual Meeting of Shareowners of the Company to be held at 4902 N. Biltmore Lane, Madison, Wisconsin on June 5, 2003 at 1:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s Notice of Annual Meeting of Shareowners dated April 21, 2003 and accompanying Proxy Statement, subject to any directions indicated on the reverse side of this card.

This proxy is solicited on behalf of the Board of Directors of Wisconsin Power and Light Company. This proxy when properly executed will be voted in the manner directed herein by the shareowner. If no direction is made, the proxies will vote “FOR” the election of all listed director nominees.

To access the Alliant Energy Corporation Annual Report and Proxy Statement on the Internet, please open our site at www.alliantenergy.com. We encourage you to check out our site to see how easy and convenient it is. Click on the Annual Report button for the Annual Report/Proxy Statement. You may print or just view these materials. Your Internet provider may have usage charges associated with electronic access.